                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant                            [X]
Filed by a Party other than the Registrant         [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                                 Metricom, Inc.
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                (Name of Registrant as Specified In Its Charter)

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     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box) No fee required.

[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1. Title of each class of securities to which transaction applies:

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     2. Aggregate number of securities to which transaction applies:

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     3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     4. Proposed maximum aggregate value of transaction:

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     5. Total fee paid:


[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1. Amount Previously Paid:

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     2. Form, Schedule or Registration Statement No.:

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     3. Filing Party:

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     4. Date Filed:

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

                                      LOGO

                                                               December 30, 1997

Dear Fellow Stockholder:

     You are cordially invited to attend a Special Meeting of Stockholders of Metricom, Inc. to be held on Friday, January 30, 1998 at 10:00 a.m. local time at our offices at 980 University Avenue in Los Gatos, California.

     The Special Meeting has been called to consider and approve three matters:
(a) the transactions contemplated by a Common Stock Purchase Agreement, dated as of October 10, 1997 (the "Stock Purchase Agreement"), between Metricom, Inc. (the "Company") and Vulcan Ventures Incorporated ("Vulcan"), including the issuance and sale of 4,650,000 shares of the Company's Common Stock to Vulcan at a price of $12.00 per share in cash and otherwise on the terms and subject to the conditions set forth in the Stock Purchase Agreement (collectively, the "Transaction"); (b) the election of five individuals to the Company's Board of Directors, as required by the Stock Purchase Agreement; and (c) the adoption of an amendment and restatement of the Company's Restated Certificate of Incorporation, as amended (such amendment and restatement being referred to herein as the "Restated Certificate"), also as required by the Stock Purchase Agreement.

     The matters to be considered and voted upon at the Special Meeting are of great importance to your investment and the future of the Company. Vulcan has been a principal stockholder of the Company since October 1993. If the Transaction is consummated, Vulcan and its affiliates will beneficially own approximately 49.7% of the outstanding Common Stock of the Company, which ownership will be sufficient to control the vote on most matters submitted to a vote of the stockholders. The Board of Directors believes the Transaction will provide the Company with significant equity capital at a price reflecting a 54% premium over the average closing price of the Company's Common Stock for the 30 trading days prior to execution of the Stock Purchase Agreement, and will also enable the Company to accelerate development of its next-generation, higher-speed Ricochet network and modem.

     The Board of Directors has carefully reviewed and considered the terms and conditions of the Transaction and has received the favorable opinion of its financial advisor, Furman Selz LLC, as to the fairness from a financial point of view of the consideration to be received by the Company in the Transaction. A copy of the opinion is attached to the accompanying Proxy Statement. Details of the Transaction are also set forth in the accompanying Proxy Statement. We urge you to read it carefully. Your vote is important. THE BOARD OF DIRECTORS HAS APPROVED THE TRANSACTION AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF EACH OF THE PROPOSALS TO BE PRESENTED AT THE SPECIAL MEETING.

     It is a condition to the Company's obligations under the Stock Purchase Agreement that the Stock Purchase Agreement and the Transaction be approved by the affirmative vote of the holders of a majority of the shares of Common Stock present or represented and voting at the meeting of the Company's Common Stock, excluding the shares of the Company's Common Stock held by Vulcan and its Affiliates (as defined in the Stock Purchase Agreement) or that Vulcan and its Affiliates have the sole or shared power to vote. The Company may choose not to consummate the Transaction if the Stock Purchase Agreement and the Transaction are not approved by the requisite vote. In addition, implementation of Proposals 2 and 3 is contingent on approval of Proposal 1 and consummation of the Transaction. Accordingly, the nominees for director set forth in the accompanying Proxy Statement, if elected, will not replace the existing Board of Directors, and the Restated Certificate will not take effect, unless and until the closing of the Transaction occurs.

     We urge you to attend and participate in the Special Meeting. If you do not expect to attend personally, please complete, sign, date and return the enclosed proxy card in the postpaid envelope provided as soon as possible. You may, of course, attend the Special Meeting and vote in person, even if you have previously returned your proxy card.

                                          Sincerely yours,

                                          Robert P. Dilworth
                                          Chairman of the Board and
                                          Chief Executive Officer

                                 METRICOM, INC.
                             980 UNIVERSITY AVENUE
                        LOS GATOS, CALIFORNIA 95030-2375

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON JANUARY 30, 1998

TO THE STOCKHOLDERS OF METRICOM, INC.:

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of METRICOM, INC., a Delaware corporation (the "Company"), will be held on Friday, January 30, 1998 at 10:00 a.m. local time at the Company's offices at 980 University Avenue, Los Gatos, California for the following purposes:

     1. To approve the Common Stock Purchase Agreement, dated as of October 10, 1997 (the "Stock Purchase Agreement"), between the Company and Vulcan Ventures Incorporated, a Washington corporation, in the form attached as Exhibit A to the accompanying Proxy Statement, and the transactions contemplated thereby.

     2. To elect one director to hold office from the closing of the transactions contemplated by the Stock Purchase Agreement (the "Closing") until the 1998 Annual Meeting of Stockholders, two directors to hold office from the Closing until the 1999 Annual Meeting of Stockholders and two directors to hold office from the Closing until the 2000 Annual Meeting of Stockholders, as required by the terms of the Stock Purchase Agreement.

     3. To adopt the Company's Restated Certificate of Incorporation in the form attached as Exhibit B to the accompanying Proxy Statement, which will effect certain amendments to the Company's Restated Certificate of Incorporation, as amended, regarding the Company's governance after the Closing.

     4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. The Board of Directors has fixed the close of business on December 5, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting and at any adjournment or postponement thereof.

                                          By Order of the Board of Directors

                                          William D. Swain
                                          Secretary

Los Gatos, California
December 30, 1997

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                                 METRICOM, INC.
                             980 UNIVERSITY AVENUE
                        LOS GATOS, CALIFORNIA 95030-2375

                                PROXY STATEMENT
                      FOR SPECIAL MEETING OF STOCKHOLDERS
                                JANUARY 30, 1998

                                  INTRODUCTION

     The enclosed proxy is solicited on behalf of the Board of Directors (the "Board") of Metricom, Inc., a Delaware corporation (the "Company"), for use at a Special Meeting of Stockholders to be held on Friday, January 30, 1998 at 10:00 a.m. local time (the "Special Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Special Meeting. The Special Meeting will be held at the Company's offices at 980 University Avenue, Los Gatos, California. The Company intends to mail this proxy statement and accompanying proxy card on or about December 30, 1997 to all stockholders entitled to vote at the Special Meeting.

     The Special Meeting has been called to consider and approve three matters:
(a) a Common Stock Purchase Agreement, dated as of October 10, 1997 (the "Stock Purchase Agreement"), between the Company and Vulcan Ventures Incorporated, a Washington corporation ("Vulcan"), and the transactions contemplated thereby (collectively, the "Transaction"), including the issuance and sale of 4,650,000 shares of the Company's Common Stock ("Common Stock") to Vulcan at a price of $12.00 per share in cash and otherwise on the terms and subject to the conditions set forth in the Stock Purchase Agreement (the "Stock Purchase Proposal"); (b) the election of five specified individuals to the Board, as required by the Stock Purchase Agreement (the "Election Proposal"); and (c) the adoption of an amendment and restatement of the Company's Restated Certificate of Incorporation, as amended (such amendment and restatement being referred to herein as the "Restated Certificate"), also as required by the Stock Purchase Agreement (the "Restated Certificate Proposal"). See "Proposal 1 -- Approval of Stock Purchase Agreement and Transaction," "Proposal 2 -- Election of Directors" and "Proposal 3 -- Adoption of Restated Certificate."

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's following Regional Offices: Suite 1400, Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661; and 13th Floor, Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Common Stock is quoted for trading on the Nasdaq National Market and reports, proxy statements and other information concerning the Company also may be inspected at the offices of the National Association of Securities Dealers, 1735 K Street, N.W., Washington, D.C. 20006. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address is www.sec.gov.

                                 METRICOM, INC.

                                PROXY STATEMENT

                               TABLE OF CONTENTS


                                       SECTION                                          PAGE
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
INTRODUCTION..........................................................................     1
AVAILABLE INFORMATION.................................................................     1
SUMMARY...............................................................................     4
  The Company.........................................................................     4
  Vulcan Ventures.....................................................................     4
  Purpose and Effect of Transaction...................................................     4
  The Special Meeting.................................................................     5
  The Stock Purchase Proposal.........................................................     5
  Election of Directors...............................................................     6
  Adoption of Restated Certificate....................................................     6
  Opinion of Financial Advisor........................................................     6
  Risks Associated With Transaction...................................................     6
SELECTED CONSOLIDATED FINANCIAL DATA..................................................     7
RISKS ASSOCIATED WITH TRANSACTION.....................................................     8
CAPITALIZATION........................................................................    10
PRICE RANGE OF COMMON STOCK...........................................................    11
THE SPECIAL MEETING...................................................................    11
  General.............................................................................    11
  Solicitation........................................................................    11
  Voting Rights and Outstanding Shares................................................    12
  Vote Required.......................................................................    12
  Revocability of Proxies.............................................................    12
  Quorum; Abstentions; Broker Non-Votes...............................................    12
PROPOSAL 1 -- APPROVAL OF STOCK PURCHASE AGREEMENT AND TRANSACTION....................    13
  Background of the Transaction.......................................................    13
  Recommendation of the Board of Directors............................................    16
  Opinion of Financial Advisor........................................................    18
  Information About Vulcan Ventures...................................................    21
  The Stock Purchase Agreement........................................................    22
  Interests of Certain Persons in the Transaction.....................................    27
  Fees to Furman Selz and Sterling Payot..............................................    28
  Regulatory Matters..................................................................    28
  Certain Federal Income Tax Consequences.............................................    29
  Vote Required.......................................................................    29
PROPOSAL 2 -- ELECTION OF DIRECTORS...................................................    29
  Nominees............................................................................    29
  Class III Directors.................................................................    30
  Class I Directors...................................................................    30
  Class II Directors..................................................................    31
  Vote Required.......................................................................    31
  Committees and Meetings.............................................................    31

                                       SECTION                                          PAGE
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
PROPOSAL 3 -- ADOPTION OF RESTATED CERTIFICATE........................................    32
  Action by Written Consent of Stockholders...........................................    32
  Nomination of Directors to Fill Vacancies...........................................    32
  Vote Required.......................................................................    32
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT........................    33
  Beneficial Ownership Table..........................................................    33
  Section 16(a) Beneficial Ownership Reporting Compliance.............................    34
EXECUTIVE COMPENSATION................................................................    34
  Director Compensation...............................................................    34
  Compensation of Executive Officers..................................................    35
  Compensation Pursuant to Plans......................................................    37
  Option Repricing Information........................................................    38
  Change In Control Arrangements......................................................    39
  Compensation Committee Report on Executive Compensation.............................    40
PERFORMANCE MEASUREMENT COMPARISON....................................................    43
INFORMATION INCORPORATED BY REFERENCE.................................................    44
OTHER MATTERS.........................................................................    44


EXHIBITS
Exhibit A -- Common Stock Purchase Agreement
Exhibit B -- Restated Certificate of Incorporation
Exhibit C -- Opinion of Furman Selz LLC

                                    SUMMARY

     The following is a summary of certain significant matters discussed elsewhere in this Proxy Statement. This summary should be read in conjunction with the more detailed information appearing, or incorporated by reference, in this Proxy Statement and the Exhibits hereto. Stockholders are urged to read this Proxy Statement (including the documents incorporated by reference) and the Exhibits hereto in their entirety.

     This Proxy Statement contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those discussed in the forward-looking statements as a result of certain factors, including those set forth in the section of this Proxy Statement entitled "Risks Associated With Transaction" and in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 under the heading "Risk Factors."

THE COMPANY

     Metricom, Inc. (the "Company") is a leading provider of wide area wireless Internet and data communications solutions. The Company designs, develops and markets wireless network products and services that provide low-cost, high performance, easy-to-use data communications that can be used in a broad range of personal computer and industrial applications. The Company's primary service, Ricochet(R), provides users of portable and desktop computers and hand-held computing devices with fast, reliable, portable, wireless access to the Internet, private intranets, local area networks, e-mail and on-line services for a low, flat monthly subscription fee that permits unlimited usage. The Company's current networks use unlicensed radio frequency spectrum and provide end users with speeds comparable to the most commonly used wired modems and, to the Company's knowledge, faster than other portable wide area wireless data communications networks. The Company is developing an upgrade to its existing networks and is designing new modems in order to provide end user speeds comparable to today's high-speed Integrated Services Digital Network ("ISDN") telephone lines. This improvement in speed will be in part the result of the Company's recent acquisition of licensed spectrum in the 2.3 GHz frequency band. The Company's existing modems and networks will work with, and enjoy a slight increase in performance as a result of, the upgraded networks and new modems.

VULCAN VENTURES

     Vulcan is the principal vehicle through which new media investor, Paul G. Allen, researches and implements his investments. Through Vulcan, Mr. Allen invests in, among other things, companies that offer products, services or technologies that fit his technology strategy and that he believes can benefit from and possibly contribute to the technologies and strategies of other companies in which he invests. For the biographies of persons proposed by Vulcan to serve on the Board, see "Proposal 2 -- Election of Directors."

PURPOSE AND EFFECT OF TRANSACTION

     The Company's primary purpose in engaging in the Transaction is to provide significant equity financing for the Company on terms that the Board believes to be more favorable to the Company and its stockholders than the other financing alternatives currently available to the Company. The Board believes that the Transaction will also facilitate acceleration of the development of the Company's next-generation, higher-speed Ricochet network and modem. At September 24, 1997, the date prior to Vulcan's entering into an agreement to purchase 2,583,500 shares of Common Stock from Lindner Investments (the "Lindner Purchase"), Vulcan beneficially owned approximately 14% of the outstanding Common Stock of the Company. In light of the consummation of the Lindner Purchase on November 18, 1997, if the Transaction is consummated, Vulcan will hold approximately 49.7% of the outstanding Common Stock, which is sufficient to enable Vulcan to control or significantly influence actions taken by the Board and control the vote on most matters submitted to a vote of the stockholders, including the election of the Board, although the Stock Purchase Agreement imposes a number of limitations on Vulcan with respect to certain corporate governance matters, including a sale of the Company and election of certain independent directors. Stockholders will not receive any direct payment as a result of the Transaction. See "Proposal
1 -- Approval of Stock Purchase Agreement and Transaction -- Recommendation of the Board of Directors."

THE SPECIAL MEETING

     Place, Time and Date. The Special Meeting will be held on Friday, January 30, 1998 at the offices of the Company at 980 University Avenue, Los Gatos, California at 10:00 a.m. local time, and at any adjournments or postponements thereof. See "The Special Meeting -- General."

     Matters to be Considered. At the Special Meeting, holders of record of shares of Common Stock will vote on the Stock Purchase Proposal, the Election Proposal and the Restated Certificate Proposal. See "Proposal 1 -- Approval of Stock Purchase Agreement and Transaction," "Proposal 2 -- Election of Directors" and "Proposal 3 -- Adoption of Restated Certificate."

     Record Date; Vote Required. Only holders of record at the close of business on December 5, 1997 are entitled to notice of and to vote at the Special Meeting. It is a condition to the Company's obligations under the Stock Purchase Agreement that the Stock Purchase Proposal be approved by the affirmative vote of the holders of a majority of the Common Stock present in person or represented by proxy and voting on such proposals, excluding the shares of Common Stock held by Vulcan and its Affiliates (as defined in "The Special Meeting" below) or that Vulcan and its Affiliates have the sole or shared power to vote. In addition, under rules of the National Association of Securities Dealers, Inc. applicable to the Company as a Nasdaq National Market issuer (the "NASD Rules"), approval of the Stock Purchase Proposal also requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting. The Company may choose not to consummate the Transaction if the Stock Purchase Proposal is not approved by the requisite vote.

     With respect to the Election Proposal, under the Delaware General Corporation Law (the "DGCL"), directors are elected by the affirmative vote of the holders of a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. With respect to the Restated Certificate Proposal, the Company's current Restated Certificate of Incorporation, as amended, provides that the Restated Certificate may be adopted only with the affirmative vote of the holders of 66 2/3% of the shares entitled to vote at the meeting. However, the implementation of the Election Proposal and the Restated Certificate Proposal is contingent on approval of the Stock Purchase Proposal and consummation of the Transaction. Accordingly, the persons nominated for director in this Proxy Statement, if elected, will not replace the existing Board, and the Restated Certificate will not take effect, unless and until the closing of the Transaction occurs. See "The Special Meeting -- Voting Rights and Outstanding Shares" and "-- Vote Required."

     Proxies. Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy. See "The Special
Meeting -- Revocability of Proxies."

THE STOCK PURCHASE PROPOSAL

     The stockholders of the Company are being asked to consider and vote upon the Stock Purchase Proposal, which solicits stockholder approval of, among other things, the Stock Purchase Agreement and the transactions contemplated thereby including, without limitation, the issuance and sale by the Company of 4,650,000 shares of Common Stock to Vulcan for $12.00 per share in cash. If the transactions contemplated by the Stock Purchase Agreement are consummated, Vulcan will own approximately 49.7% of the Company's outstanding Common Stock. The Stock Purchase Agreement is attached to this Proxy Statement as Exhibit A. See "Risks Associated with Transaction," "Proposal 1 -- Approval of Stock Purchase Agreement and Transaction" and "Security Ownership of Certain Beneficial Owners and Management -- Beneficial Ownership Table."

ELECTION OF DIRECTORS

     In the Stock Purchase Agreement, the Company has agreed to take all appropriate action to cause the Board to be composed of specified individuals. Robert P. Dilworth, Robert S. Cline and Justin Jaschke are currently directors of the Company. The Board has nominated such individuals for re-election and William D. Savoy and David E. Liddle for election to the Board, and their election is submitted for approval of the stockholders in Proposal 2. It is anticipated that the Company will subsequently expand the size of the Board by two additional directors at such time as persons appropriate to fill such positions have been identified by Vulcan. See "Risks Associated with Transaction" and "Proposal 2 -- Election of Directors."

ADOPTION OF RESTATED CERTIFICATE

     The stockholders of the Company are being asked to consider and vote upon adoption of the Restated Certificate, which will effect certain amendments to the Company's Restated Certificate of Incorporation, as amended, regarding the Company's governance after the Closing. These provisions include (a) the restoration of the right of the Company's stockholders to act by written consent in lieu of a duly convened meeting of stockholders in connection with the election of directors to fill vacancies on the Board and (b) certain procedures to be followed in the nomination of directors to fill certain vacancies. Vulcan desired to restore the right of stockholders to act by written consent, as expressly permitted under the DGCL, to facilitate rapid stockholder action where necessary or appropriate. If the Restated Certificate is approved, action may be taken by Vulcan and a limited number of stockholders without solicitation of the vote of all stockholders and without calling a stockholders' meeting; however, rules promulgated under the Exchange Act require that, in connection with the taking of corporate action by written consent of the stockholders, the Company must transmit to all those stockholders whose consent is not solicited an information statement (containing information substantially similar to that required in a proxy statement) at least 20 days prior to the earliest date on which the corporate action may be taken. See "Risks Associated with Transaction" and "Proposal 3 -- Adoption of Restated Certificate."

OPINION OF FINANCIAL ADVISOR

     The Board has retained Furman Selz LLC ("Furman Selz") as its financial advisor in connection with the Stock Purchase Agreement and the Transaction. Furman Selz has delivered a written opinion to the Board, dated October 10, 1997, to the effect that, from a financial point of view, the consideration to be received by the Company in the Transaction is fair to the Company. A copy of the opinion of Furman Selz is attached to this Proxy Statement as Exhibit C and is incorporated by reference herein. See "Proposal 1 -- Approval of Stock Purchase Agreement and Transaction -- Opinion of Financial Advisor."

RISKS ASSOCIATED WITH TRANSACTION

     The Transaction poses certain risks to the current stockholders of the Company including, without limitation, (a) the ability of Vulcan and its affiliates to control or significantly influence actions taken by the Board and the Company and to control the vote on most matters submitted for approval of the stockholders; (b) the risks associated with a near-term strategy focused on technology development; (c) the possibility of changes in management personnel; and (d) the lack of any future funding commitment by Vulcan. Stockholders are urged to consider these risks carefully before voting. See "Risks Associated With Transaction."

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data have been derived from the financial statements of the Company for each of the five fiscal years in the period ended December 31, 1996 and for the nine-month periods ended September 27, 1996 and September 30, 1997. The financial statements for each of the five years in the period ended December 31, 1996 have been audited by Arthur Andersen LLP, independent public accountants. The financial data at September 30, 1997 and for the nine-month periods ended September 27, 1996 and September 30, 1997 are unaudited. In the opinion of management, such unaudited data include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. The financial data set forth below should be read in conjunction with the historical financial statements and notes thereto contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, both incorporated by reference herein.

                                                                                            NINE MONTHS ENDED
                                                YEAR ENDED DECEMBER                   -----------------------------
                                 --------------------------------------------------   SEPTEMBER 27,   SEPTEMBER 30,
                                  1992      1993       1994       1995       1996         1996            1997
                                 -------   -------   --------   --------   --------   -------------   -------------
                                                                                               (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Product revenues.............  $ 3,423   $ 8,173   $ 19,580   $  4,995   $  4,996     $   4,362       $   4,697
  Service revenues.............       --        --         27        789      2,158         1,243           4,980
  Development contract
    revenues...................    2,982     1,884      1,957         --         --            --              --
                                 -------   -------    -------    -------    -------       -------         -------
         Total revenues........    6,405    10,057     21,564      5,794      7,154         5,605           9,677
Costs and expenses:
  Cost of product revenues.....    3,197     6,401     15,116      3,134      2,528         2,258           2,984
  Cost of service revenues.....       --        --      1,244      9,360     16,587        11,479          19,973
  Cost of development contract
    revenues...................    2,894     1,932      1,890         --         --            --              --
  Research and development.....    1,809     3,256      8,668      9,145      9,896         6,910           8,652
  Selling, general and
    administrative.............    3,366     5,027      9,695     12,029     19,495        13,202          15,640
                                 -------   -------    -------    -------    -------       -------         -------
Provision for Overall
  Wireless.....................       --        --         --         --         --            --           3,611
         Total costs and
           expenses............   11,266    16,616     36,613     33,668     48,506        33,849          50,860
                                 -------   -------    -------    -------    -------       -------         -------
Loss from operations...........   (4,861)   (6,559)   (15,049)   (27,884)   (41,352)      (28,244)        (41,183)
Interest expense...............       --        --         --         --     (1,310)         (349)         (3,202)
Interest income................      408       410      3,300      4,363      3,317         2,262           1,663
                                 -------   -------    -------    -------    -------       -------         -------
Net loss.......................  $(4,453)  $(6,149)  $(11,749)  $(23,521)  $(39,345)    $ (26,331)      $ (42,722)
                                 =======   =======    =======    =======    =======       =======         =======
Net loss per share.............  $ (0.61)  $ (0.74)  $  (0.96)  $  (1.79)  $  (2.93)    $   (1.97)      $   (3.14)
                                 =======   =======    =======    =======    =======       =======         =======
Weighted average shares
  outstanding..................    7,286     8,353     12,202     13,140     13,413        13,382          13,610

                                                                                    SEPTEMBER 30, 1997
                                                                                  -----------------------
                                                                                                  AS
                                                                                  ACTUAL      ADJUSTED(1)
                                                                                  -------     -----------
                                                                                        (UNAUDITED)
BALANCE SHEET DATA:
  Cash and investments..........................................................  $19,252      $  75,052
  Working capital...............................................................   17,385         73,185
  Property and equipment, before depreciation and amortization..................   42,905         42,905
  Total assets..................................................................   61,135        116,935
  Long-term debt................................................................   45,000         45,000
  Stockholders' equity..........................................................    1,502         57,302

---------------

(1) As adjusted to reflect completion of the Transaction.

                       RISKS ASSOCIATED WITH TRANSACTION

     The Transaction poses certain risks to current stockholders of the Company. These risks, which are described below, should be considered together with the risks associated with the Company and its business contained under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

     Effective Control of Voting Stock. Upon completion of the Transaction, Vulcan will beneficially own approximately 49.7% of the outstanding Common Stock. As a result, Vulcan will be able to control most matters submitted to a vote of the stockholders, including the election of members of the Board (other than the Independent Directors (as defined below)) and significant corporate transactions. Accordingly, consummation of the Transaction would permit Vulcan to control or significantly influence actions taken by the Board or the Company and would limit the ability of the Company's current stockholders to affect or influence the direction of the Company and the composition of the Board.

     In addition, conflicts of interest may arise as a consequence of the control relationship between Vulcan and the Company, including (a) conflicts between Vulcan, as a stockholder with effective control of the Company, and the other stockholders of the Company, whose interests may differ with respect to, among other things, the strategic direction of the Company or significant corporate transactions, (b) conflicts arising in respect of corporate opportunities that could be pursued by the Company, on the one hand, or by Vulcan and any of its other affiliated entities, on the other hand, or (c) conflicts arising in respect of any new contractual relationships between the Company, on the one hand, and Vulcan and any of its other affiliated entities, on the other hand.

     In addition, Vulcan's beneficial ownership of 49.7% of the outstanding Common Stock will make it more difficult for a third party to effect a change in management or to acquire control of the Company without the approval of Vulcan and, therefore, may delay, prevent or deter a proxy contest for control of the Company or other changes in management, or discourage bids for a merger, acquisition or tender offer, in which the Company's stockholders could receive a premium for their shares. The Stock Purchase Agreement provides that transactions between Vulcan and the Company outside the ordinary cause of business or having a dollar value of $25,000 or more may not be effected without the approval of the Independent Directors. To the extent that conflicts arise as a result of Vulcan's control relationship that are not subject to such requirement, it is anticipated that the Board of Directors would be guided by its fiduciary obligations as directors under the DGCL, included the directors' duty of loyalty.

     Although the Stock Purchase Agreement contains a number of provisions designed to protect stockholders in the event of, among other things, a proposal by Vulcan to acquire the Company or a proposal to sell the Company to a third party, the Stock Purchase Agreement does not require Vulcan to sell its controlling block of shares, even if an offer is made that might be attractive to the other stockholders. Moreover, there can be no assurance that any of the stockholder protection measures included in the Stock Purchase Agreement will be effective in any particular case.

     Stockholders should recognize that, although the Transaction involves the sale of effective control of the Company, the consideration to be paid by Vulcan may not include the type of premium that might be available in a sale of the Company as a whole nor does it include any direct payment to the stockholders of the Company. See "Proposal 1 -- Approval of Stock Purchase Agreement and Transaction -- The Stock Purchase Agreement."

     Near-Term Strategy Focused on Technology Development. One of the purposes of the Transaction is to enable the Company to focus additional technical personnel, management and financial resources on acceleration of the development of the Company's next-generation, higher-speed Ricochet network and modem through the introduction of new equity capital and management resources. The Company's next-generation Ricochet technology is still at an early stage of development. There can be no assurance that the Company will be able to successfully develop and commercialize the technology on a timely basis, if at all, or that, if successfully commercialized, the products will achieve market acceptance. In addition, this near-term strategy is focused more on technology development than on subscriber growth. Because of the delay in focus on subscriber growth, this strategy may have an adverse impact on the Company's near-term revenue growth. Moreover, if the advanced technology is not successfully developed on a timely basis or does not achieve commercial acceptance, the Company could have foregone the opportunity to expand its subscriber base for currently available products without having developed a next-generation alternative product. There can be no assurance that this strategy will not have a material adverse effect on the market price for the Common Stock.

     No Future Funding Commitment. The Company intends to continue development of its next-generation, higher-speed Ricochet network and modem and deployment and commercialization of Ricochet. In order to do so, the Company will need to raise additional funds through the sale of equity or debt securities in private or public financings or through strategic partnerships. The Stock Purchase Agreement contains no commitment on Vulcan's part to provide additional financing to the Company after the Closing. Based on the Company's current business plan (taking into account anticipated changes to such business plan as a result of the Transaction), the funds provided by Vulcan at Closing, together with cash and investments on hand, are adequate to meet the Company's planned needs only through the third quarter of 1998. There can be no assurance that additional financing will be available on terms favorable to the Company, if at all. In addition, it is possible that the Transaction and Vulcan's resulting control position may deter or discourage investors who may otherwise have provided financing to the Company. Should the Company be unable to obtain additional financing, it may be required to scale back its development, deployment and commercialization activities, which could have a material adverse effect on the Company's business, financial condition and results of operations.

     Management Changes. Vulcan has previously indicated in filings with the Commission its interest in enhancing the Company's management team. The Company is dependent to a large extent on the services of its management personnel and any inability on the part of Company to attract and retain new, highly qualified persons to fill key management positions could have a material adverse effect on the Company. It is possible that, if the Transaction is consummated, certain key technical, management and other personnel may elect to leave the employ of the Company, which could have a material adverse effect on the Company's business. In addition, if the Company is to realize the anticipated benefits of the Transaction, any new personnel must be integrated into the Company efficiently. The integration of new personnel will result in some disruption to the Company's ongoing operations and any failure to complete such integration in an efficient manner could have a material adverse effect on the Company's business, financial condition and results of operations.

     Forward-Looking Statements. This Proxy Statement contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Exchange Act) that involve risks and uncertainties. Words such as "believes," "anticipates," "expects," "intends" and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Actual results or events could differ materially from those anticipated in or implied by any forward-looking statement for a number of reasons, including the reasons discussed in other portions of this "Risks Associated With Transaction" section and elsewhere in this Proxy Statement, as well as the "Risk Factors" section of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company (a) as of September 30, 1997 and (b) as adjusted as of such date giving retroactive effect to the Transaction. This table should be read in conjunction with the related consolidated financial statements of the Company included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, both incorporated by reference herein.

                                                                         SEPTEMBER 30, 1997
                                                                       -----------------------
                                                                                        AS
                                                                        ACTUAL       ADJUSTED
                                                                       ---------     ---------
                                                                           (IN THOUSANDS,
                                                                       EXCEPT SHARE DATA)
Cash and investments.................................................  $  19,252     $  75,052
                                                                        ========      ========
Long term debt:
  8% Convertible Subordinated Notes due 2003.........................  $  45,000     $  45,000
Minority interest(1).................................................  $   4,598     $   4,598
Stockholders' equity:
  Preferred Stock, $0.001 par value per share Authorized -- 2,000,000
     shares Issued and Outstanding -- none...........................         --            --
  Common Stock, $0.001 par value per share Authorized -- 50,000,000
     shares Issued and Outstanding -- 13,677,757 shares(2)...........         14            19
Additional paid-in capital...........................................    134,183       189,978
Unrealized holding loss on investments...............................         (3)           (3)
Accumulated deficit..................................................   (132,692)     (132,692)
                                                                        --------      --------
     Total stockholders' equity......................................      1,502        57,302
                                                                        --------      --------
          Total capitalization.......................................  $  51,100     $ 106,900
                                                                        ========      ========

---------------

(1) Minority interest represents an investment by PepData, Inc., a subsidiary of Potomac Electric Power Company, in a subsidiary of the Company that owns and operates a Ricochet network in the Washington, D.C. metropolitan area.

(2) Excludes as of September 30, 1997 (a) 4,129,661 shares of Common Stock issuable upon exercise of outstanding options, (b) 917,092 shares available for future issuance under the Company's 1988 Stock Option Plan, 1991 Employee Stock Purchase Plan, 1993 Non-Employee Directors' Stock Option Plan, 1997 Equity Incentive Plan and 1997 Non-Officers Equity Incentive Plan, (c) 250,000 shares of Common Stock issuable upon exercise of outstanding warrants, and (d) approximately 3,092,783 shares of Common Stock issuable upon conversion of the 8% Convertible Subordinated Notes due 2003 issued by the Company in August 1996. The convertible notes are convertible into shares of the Common Stock at a conversion price of $14.55 per share, subject to certain adjustments, and may be redeemed at the option of the Company in 1999.

                          PRICE RANGE OF COMMON STOCK


     The Common Stock is traded on the Nasdaq National Market under the symbol "MCOM." The table below sets forth the high and low sales prices for the Common Stock (as reported on the Nasdaq National Market) during the periods indicated. The reported last sale price of the Common Stock on the Nasdaq National Market on December 24, 1997 was $10.375. The reported last sale on the Nasdaq National Market on September 29, 1997 (the date on which Vulcan publicly announced its intention to purchase shares of the Common Stock from Lindner Investments) and October 10, 1997 (the last trading date before the date that the execution of the Stock Purchase was publicly announced), was $10.75 and $12.875, respectively.



                                                                             PRICE RANGE OF
                                                                              COMMON STOCK
                                                                           -------------------
                                                                            HIGH         LOW
                                                                           -------     -------
YEAR ENDED DECEMBER 31, 1995:
  First Quarter..........................................................  $16.25      $13.75
  Second Quarter.........................................................   18.25       14.00
  Third Quarter..........................................................   22.75       14.50
  Fourth Quarter.........................................................   22.50       10.25
YEAR ENDED DECEMBER 31, 1996:
  First Quarter..........................................................  $14.375     $ 9.25
  Second Quarter.........................................................   19.75       10.75
  Third Quarter..........................................................   18.625      11.375
  Fourth Quarter.........................................................   18.625      11.25
YEAR ENDED DECEMBER 31, 1997:
  First Quarter..........................................................  $16.50      $ 9.50
  Second Quarter.........................................................   10.75        4.875
  Third Quarter..........................................................   11.50        4.375
  Fourth Quarter (through December 24, 1997).............................   18.375       9.625
                                                                           -------     ---- ---


     As of September 30, 1997, there were approximately 340 holders of record of the Common Stock.

                              THE SPECIAL MEETING

GENERAL

     The proxy enclosed with this Proxy Statement is solicited on behalf of the Board for use at the Special Meeting, which is to be held on Friday, January 30, 1998 at 10:00 a.m. local time, or at any adjournment or postponement thereof, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Special Meeting. The Special Meeting will be held at the Company's offices at 980 University Avenue, Los Gatos, California. The Company intends to mail this proxy statement and accompanying proxy card on or about December 30, 1997 to all stockholders entitled to vote at the Special Meeting.

SOLICITATION


     The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company or, at the Company's request, D.F. King & Co. No additional compensation will be paid to directors, officers or other regular employees for such services, but D.F. King & Co. will be paid its customary fee, estimated to be about $15,000, if it renders solicitation services.

VOTING RIGHTS AND OUTSTANDING SHARES


     Only holders of record of Common Stock at the close of business on December 5, 1997 will be entitled to notice of and to vote at the Special Meeting. At the close of business on December 5, 1997 the Company had outstanding and entitled to vote 13,738,136 shares of Common Stock.


     Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Special Meeting.

VOTE REQUIRED

     It is a condition to the Company's obligations under the Stock Purchase Agreement that the Stock Purchase Proposal be approved by the affirmative vote of the holders of a majority of the Common Stock present in person or represented by proxy and voting on such proposals, excluding the shares of Common Stock held by Vulcan, its affiliates and associates of such affiliates, as such terms are defined in Rule 12b-2 under the Exchange Act (collectively, "Affiliates"), or that Vulcan and its Affiliates have the sole or shared power to vote. In addition, under the NASD Rules, approval of the Stock Purchase Proposal requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting. The Company may choose not to consummate the Transaction if the Stock Purchase Proposal is not approved by the requisite vote.

     With respect to the Election Proposal, under the DGCL, directors are elected by the affirmative vote of the holders of a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. With respect to the Restated Certificate Proposal, the Company's current Restated Certificate of Incorporation, as amended, provides that the Restated Certificate may be adopted only with the affirmative vote of the holders of 66 2/3% of the shares entitled to vote at the meeting. However, implementation of the Election Proposal and the Restated Certificate Proposal is contingent on approval of the Stock Purchase Proposal and consummation of the Transaction. Accordingly, the persons nominated for director in this Proxy Statement, if elected, will not replace the existing Board, and the Restated Certificate will not take effect, unless and until the closing of the Transaction occurs.

REVOCABILITY OF PROXIES

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office at 980 University Avenue, Los Gatos, California 95030-2375 a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

     All votes will be tabulated by the inspector of election appointed for the Special Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes (proxies that are returned by the record holder, typically a brokerage house, but not voted on a particular matter because no instructions were received from the beneficial owner). The presence, in person or by proxy, of a majority of the shares of the Common Stock outstanding on the record date is necessary to constitute a quorum for the transaction of business at the Special Meeting. Abstentions and, if applicable, broker non-votes will each be included in determining whether a quorum is present. Abstentions on a given proposal will have the same effect as a vote against such proposal. Broker non-votes on a given proposal will not be counted in determining whether a matter has been approved, except that, with respect to the Restated Certificate Proposal, broker non-votes will have the same effect as a vote against such proposal.

                                   PROPOSAL 1

              APPROVAL OF STOCK PURCHASE AGREEMENT AND TRANSACTION

BACKGROUND OF THE TRANSACTION

     Because of the capital-intensive nature of the Company's business, the Company's management and Board regularly review the Company's need for additional funding and explore a variety of financing alternatives, including public or private offerings of equity or debt securities and strategic alliances or business combinations with other companies.

     In 1993, the Company was seeking additional funding to support operations and implementation of its business plan. As part of that effort, in the fall of 1993, Robert P. Dilworth, the Company's Chief Executive Officer, and representatives of one of its financial advisors, Sterling Payot Company ("Sterling Payot"), contacted a number of potential investors including Vulcan. In October 1993, Vulcan entered into an agreement with the Company to acquire approximately 1,600,000 shares of Common Stock. Under the agreement, Vulcan was also entitled to designate one director to the Board. A representative of Vulcan served on the Board from January 1994 until January 1996 and, thereafter, Vulcan declined to exercise this right. Following a subsequent acquisition of approximately 300,000 additional shares of Common Stock in March 1994, Vulcan beneficially owned approximately 14.8% of the outstanding Common Stock. Until discussions commenced regarding the Transaction, however, Vulcan and the Company engaged in only general discussions from time to time regarding the business and funding needs of the Company.

     In early 1997, the Company was again engaged in efforts to obtain additional capital to fund operations and implementation of its business plan, including an effort to raise capital through a sale of high-yield senior notes and warrants through Merrill Lynch as the lead investment banker. On several occasions between February and June 1997, Sterling Payot contacted Vulcan to determine the interest of Vulcan, along with a number of other potential investors, in participating in a financing of the Company. On June 16, 1997, a meeting was held in Bellevue, Washington between Mr. Dilworth, Sterling Payot, Paul G. Allen, President and sole stockholder of Vulcan, and William D. Savoy, Vice President and a director of Vulcan, to discuss Vulcan's possible interest in a transaction with the Company. No specific terms of a transaction were discussed.

     On July 3, 1997, Merrill Lynch informed the Company that it would not be able to complete successfully the contemplated senior note transaction. At a meeting in Idaho on July 9, 1997 between Sterling Payot and Mr. Savoy, broad outlines of several possible transaction structures were discussed on a preliminary basis, including an acquisition of the Company as well as a significant investment by Vulcan in the Company. In addition, Mr. Savoy conveyed Mr. Allen's desire that the Company enhance its management team.

     In a telephone call on July 28, 1997 between Sterling Payot and Mr. Savoy, several new candidates for certain management positions were discussed and a meeting was arranged for August 1997. On August 5, 1997, Mr. Dilworth met with Mr. Savoy and another employee of Vulcan in Seattle, Washington to discuss and consider candidates for such management positions.

     In August 1997, on the advice of another one of its investment bankers, Furman Selz, that the market would be receptive to a slightly-modified debt offering, the Company began working on a second offering of high-yield senior notes and warrants with gross proceeds to the Company of approximately $100,000,000 (the "Note Transaction"). The Company was also in discussions with a number of other possible investors with respect to potential strategic investments in the Company.

     In a series of telephone calls in mid-August 1997, Mr. Savoy indicated to Sterling Payot that Vulcan desired to proceed with a transaction with the Company, although the nature and extent of the investment was still undetermined. Mr. Savoy also indicated Vulcan's intent to engage a financial advisor to advise Vulcan in connection with a possible transaction with the Company. On September 18, 1997, representatives of Interval Research, a research firm associated with Vulcan, attended a demonstration of the Company's next-generation, higher-speed Ricochet network and modem, which are currently in development.

     Following several communications between Mr. Savoy and Sterling Payot in mid-September 1997, a meeting between a representative of Vulcan's financial advisor, Montgomery Securities ("Montgomery"), Mr. Savoy, Mr. Dilworth and Sterling Payot was arranged for September 25, 1997 in San Francisco, California. At the meeting, Mr. Savoy proposed the acquisition from the Company of a substantial block of shares and advised Mr. Dilworth that Vulcan had entered into an agreement to acquire 2,583,500 shares of Common Stock held by Lindner Investments, a principal stockholder of the Company. Mr. Savoy indicated that these shares, together with the shares Vulcan now sought to acquire from the Company, would provide Vulcan with effective control of the Company. The parties did not discuss valuation of the Company or other terms of the proposal; however, Mr. Savoy indicated that Vulcan expected to pay a price close to the public market price for the shares to be acquired from the Company, taking into account an anticipated increase in the share price following Vulcan's announcement of its agreement with Lindner Investments. Mr. Savoy indicated that Vulcan's management had determined to make an investment, as opposed to acquiring the Company as a whole, because of its desire to see its invested capital directed toward the accelerated development of next-generation technology rather than paying a significantly greater amount of cash in connection with an acquisition. Mr. Dilworth indicated that the Company would consider the acquisition of a substantial percentage of the Company, provided that the financial and other terms of such a transaction were satisfactory.

     At a telephone meeting on the afternoon of September 25, 1997, Mr. Dilworth and Sterling Payot advised the Board of Vulcan's offer.

     Telephonic discussions between Sterling Payot and Montgomery continued over the following weekend as the parties focused on the general terms of a transaction, including the type of security and the extent of percentage ownership to be acquired by Vulcan.

     At a meeting of the Board held on September 30, 1997, presentations were made regarding the proposed Note Transaction and the Vulcan proposal, including related strategic business and legal issues. The Company's management and financial and legal advisors participated in the presentations and ensuing discussion. The Board considered the need to obtain a future funding commitment from Vulcan, especially in light of the possibility that a transaction with Vulcan could foreclose the Note Transaction and other acquisition or funding alternatives in the future. Given the Company's immediate need to secure financing to fund its operations and planned expansion, the Board determined that it was in the best interests of the Company and its stockholders to preserve all available funding opportunities and directed management to continue to pursue both the Note Transaction and the Vulcan transaction in parallel.

     On October 1, 1997, Montgomery telecopied a term sheet to Sterling Payot, proposing the terms of an investment by Vulcan. On the same day, representatives of Vulcan met with the Company to conduct a "due diligence" review of certain aspects of the Company's business. During the period from October 1 through October 3, 1997, negotiations regarding the term sheet continued, while certain members of senior management of the Company were engaged in marketing the Note Transaction. The Company's financial and legal advisors communicated to Vulcan
(a) the Company's concerns regarding the economic terms of the investment, including Vulcan's general approach to valuation of the Company, (b) the Company's requirement, in light of Vulcan's desire to obtain effective control of the Company, that the agreement include provisions designed to protect the Company's other stockholders, including a "standstill," the right to nominate and elect independent directors and certain approval and other rights in connection with subsequent transactions, particularly any second-step transactions with Vulcan, and (c) the Board's desire to ensure that the Company was adequately funded (whether or not the proposed transaction with Vulcan was completed) by either proceeding with the Note Transaction or obtaining a commitment from Vulcan to provide additional capital in the future. In addition, Montgomery indicated that Vulcan would require the Company to pay a "break-up" fee if certain transactions with parties other than Vulcan were recommended to the stockholders.

     On October 5, 1997, the Company's financial and legal advisors and Vulcan's financial advisors met in San Francisco to continue negotiations. Although many issues were resolved, material terms remained open relating to, among other things, the standstill, the extent of the provisions limiting the Company's right to "shop" the Company, the aggregate amount of Vulcan's proposed investment and the nature of the transactions for which independent director approval would be required. In the course of those discussions, representatives of Vulcan expressed unwillingness to proceed with a transaction if the Company completed the Note Transaction, citing the high cost and excessive dilution of such financing. Negotiations continued throughout the next several days regarding the material terms of the transaction.

     Prior to a meeting of the Board on October 6, 1997, Mr. Savoy discussed with members of the Board and management Vulcan's background and its proposed business strategy for the Company, which focused on acceleration of the development of the Company's next-generation, higher-speed Ricochet network and modem and decreased emphasis on near-term expansion of the subscriber base for its existing, lower-speed technology. The Board indicated that it might be receptive to a transaction with Vulcan if satisfactory terms could be negotiated. Subsequently, at the formal Board meeting, the directors discussed the Note Transaction and Vulcan transaction extensively, and directed management to continue to negotiate the terms of both transactions.

     On October 7, 1997, Mr. Allen and Mr. Savoy met with management at the Company to review the status of the Company's technology and other business and operational issues. At a telephonic Board meeting that evening, Sterling Payot updated the Board on the status of the negotiations, indicating that significant progress had been made with respect to terms requested by the Company, including the acceptance of a standstill provision and several other measures designed to protect the Company's independent stockholders. Sterling Payot reported, however, that, while Vulcan was willing to offer a $10,000,000 bridge credit facility pending the closing of the transaction, it would not agree to any additional future funding commitment nor would it proceed with the proposed transaction if the Company completed the Note Transaction. Moreover, no specific valuation of the shares had yet been proposed by Vulcan. Extensive discussion of the Note Transaction and Vulcan transaction ensued, as the Board compared the relative advantages and disadvantages of each transaction to the Company and its stockholders, including the risks and potential benefits associated with the business strategy proposed by Vulcan and its implementation by a management team selected by Vulcan, as well as the amounts and costs of capital available from each source. In light of the Board's concern regarding the absence of a future funding commitment by Vulcan, the Board directed management to continue to pursue both transactions and to seek Vulcan's concurrence to completing the Note Transaction.

     On the morning of October 7, 1997, Montgomery and Sterling Payot conducted the first discussion regarding specific price ranges. On the following day, Montgomery proposed a price that was well below the closing price of the Common Stock on October 6, 1997 of $12.32 per share. Sterling Payot indicated that the price would be unacceptable to the Board. In a subsequent telephone call to Sterling Payot just prior to the Board meeting scheduled for that evening, Montgomery proposed a price of $12.00 per share. This proposal was then presented to the Board. Among the factors considered by the Board in determining its position with respect to the pricing of the transaction were the substantial premium proposed by Vulcan over the average closing price of the Common Stock for the 30 trading days prior to such day and over the closing price on the day prior to the public announcement of Vulcan's agreement to acquire shares from Lindner Investments and the slight discount from the closing price on the day prior to such date, as well as the estimated long-term value of the Common Stock. Concerned with the discount from current market prices, the Board directed Sterling Payot to attempt to seek to increase, to the extent possible, the price proposed by Vulcan. The Board then discussed extensively with management and the Company's financial and legal advisors the relative merits of the Note Transaction and the transaction with Vulcan. The Board focused on the benefits of obtaining equity financing as compared with the risks associated with repayment of debt and the dilution to existing stockholders caused by the issuance of warrants in the Note Transaction, as well as the likelihood that the Vulcan transaction would facilitate the acceleration of the Company's next-generation, higher-speed Ricochet network and modem through the introduction of new equity capital and new management resources. Because some issues remained open, however, the Board again directed management to continue to pursue both transactions until any open issues were finally resolved. On October 8, 1997, the Company formally engaged Furman Selz to render a fairness opinion with respect to the consideration payable by Vulcan in the Transaction.

     In a telephone call to Sterling Payot on October 9, 1997, Montgomery indicated that additional issues had surfaced, including Vulcan's desire to have the right to terminate the transaction in the event of a material adverse change in the Company's business. The Company's financial and legal advisors indicated that such a condition created an unacceptable risk for the Company in light of its acute need to ensure funding. These open issues were communicated to the Board at a telephone meeting on the morning of October 9, 1997. In addition, Sterling Payot reported that it was unable to negotiate any increase in the proposed stock price and that Vulcan was firm in its position that it would not proceed with the proposed transaction if the Company completed the Note Transaction.

     At a telephonic Board meeting later that evening, Sterling Payot reported that all material open issues had been resolved in a manner acceptable to the Company. In addition, Furman Selz presented its analysis, from a financial point of view, of the fairness to the Company of the consideration payable by Vulcan in the proposed transaction and delivered its oral fairness opinion. The Board reviewed again the most recent terms of the proposed transaction and discussed the terms and status of the Note Transaction. Over the past several weeks, the gross proceeds to be received by the Company in the Note Transaction had grown to $125,000,000 and Merrill Lynch had again become the lead investment banker. Although no formal action was taken, the Board directed management to finalize the terms of both transactions.

     On October 10, 1997, Furman Selz delivered its written fairness opinion to the Board. At a telephonic Board meeting that same morning, the Board determined that proceeding with the transaction with Vulcan was in the best interests of the Company and its stockholders and approved the terms of the Stock Purchase Agreement and the transactions contemplated thereby. The Stock Purchase Agreement was finalized and executed later that day and the Company discontinued its efforts in connection with the Note Transaction. On October 12, 1997, a committee of the Board approved, and Vulcan entered into, a new agreement with Lindner Investments to purchase shares of the Common Stock, its initial agreement having terminated prior to October 10, 1997. On November 18, 1997, Vulcan completed the Lindner Purchase.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     At the telephonic meeting held on October 10, 1997, the Board (a) determined that the transactions contemplated by the Stock Purchase Agreement were in the best interests of the Company and its stockholders; (b) approved the Stock Purchase Agreement and the Transaction; and (c) determined to recommend that the stockholders of the Company approve the Stock Purchase Agreement and the Transaction. In connection with the approval of the Stock Purchase Agreement, the Board indicated its intent that such approval would constitute an approval of the transaction that would result in Vulcan's becoming an "interested stockholder" within the meaning of Section 203 of the DGCL (the Delaware "anti-takeover" statute), with the result that a future "business combination" between Vulcan and the Company would be exempt from the restrictions of Section 203.

     In reaching its conclusions and recommendations described above, the Board considered a number of factors, including the factors set forth below:

          (a) The presentation of Furman Selz and its oral opinion, subsequently confirmed in writing, to the effect that the consideration to be received by the Company under the Stock Purchase Agreement is fair, from a financial point of view, to the Company;

          (b) The fact that the per-share price of $12.00 to be paid to the Company by Vulcan represented a 54% premium over the average closing price of the Common Stock for the 30 trading days prior to execution of the Stock Purchase Agreement and a 59% premium over the closing price of the Common Stock on the day prior to the filing by Vulcan of an amendment to its
     Schedule 13D reflecting its entry into an agreement to purchase approximately 2,600,000 shares of the Common Stock from Lindner Investments;

          (c) The fact that the Common Stock would continue to be publicly traded, providing stockholders with the opportunity to realize in the short term the increase in share price that followed announcement of the investment by Vulcan or to participate in the long-term benefits that the Board believed could be obtained from the Transaction;

          (d) The fact that the Note Transaction, in the Board's view, carried a relatively high cost of capital (taking into account both the high interest rate and the potential dilutive effect of the warrant coverage), imposed a number of significant restrictive covenants on the Company's ability to conduct its business (including restrictions on its ability to enter into strategic alliances and to deploy additional Ricochet networks), and would require the Company to refinance the notes in 2003 unless the Company achieved significant profitability by that time;

          (e) The Board's belief that, notwithstanding the absence of a future funding commitment by Vulcan, the currently proposed equity funding and other benefits to be realized from a corporate relationship with Vulcan would enable the Company to secure additional financing in the future on terms superior to the Note Transaction;

          (f) The fact that representatives of Vulcan had consistently maintained that Vulcan was unwilling to enter into the Stock Purchase Agreement if the Company consummated the Note Transaction;

          (g) The fact that the Stock Purchase Agreement contains a number of provisions intended for the protection of the Company's independent stockholders (in light of the transfer under the Stock Purchase Agreement of effective control of the Company to Vulcan) including, among other things, provisions for the nomination and election of three directors of the Company who are unaffiliated with Vulcan, provisions limiting the ability of Vulcan to increase its share ownership (whether or not the Transaction is completed), rights of approval by the independent directors for certain subsequent transactions, including a sale of the Company to Vulcan, and certain co-sale rights in the event of a proposed sale by Vulcan of 20% or more of the shares to an unaffiliated third party;

          (h) The business experience and resources of Vulcan and its officers;

          (i) The Board's belief that the additional financing provided by the Stock Purchase Agreement, along with the potential perceived benefits of a corporate relationship with Vulcan, could help the Company attract additional highly qualified management personnel to the Company;

          (j) The expectation that the Stock Purchase Agreement could facilitate acceleration of the development of the Company's next-generation, higher-speed Ricochet network and modem, a strategic advantage that the Board believed was more likely to attract key corporate partners and to provide a greater return to stockholders in the long term;

          (k) The fact that the Company needed to raise additional capital to implement its business plan, that Sterling Payot and other representatives had sought to raise additional equity and debt financing for a number of months, and that the offer from Vulcan represented, in the Board's view, the best offer available to the Company;

          (l) The fact that the Stock Purchase Agreement is structured to require the approval of the holders of a majority of the shares represented and voting at this meeting, excluding shares held or controlled by Vulcan and its Affiliates; and

          (m) The fact that the Stock Purchase Agreement permits the Company to engage in discussions and to enter into negotiations or agreements with third parties regarding an acquisition of or investment in the Company and to recommend such other agreements to the stockholders.

     The Board also considered a variety of potentially negative factors in its deliberations concerning the Stock Purchase Agreement, including the following:

          (a) The fact that the Note Transaction was expected to provide more than twice the amount of funding available under the transaction with Vulcan;

          (b) The Board's belief that, without the funds from the Note Transaction, the financing provided by the Vulcan transaction, together with cash and investments on hand, would be sufficient to meet the Company's planned needs only through the third quarter of 1998;

          (c) The fact that Vulcan made no commitment for any future funding, and the risk that funding might not be available on acceptable terms, if at all, when capital was later required to be raised;

          (d) The fact that the per-share price of $12.00 to be paid by Vulcan to the Company was less than the $13.00 per-share closing price of the Common Stock on the day prior to execution of the Stock Purchase Agreement;

          (e) The fact that the Stock Purchase Agreement involves the sale of effective control of the Company at a price that did not include the type of premium that might be available in a sale of the Company as a whole and did not include any direct payment to the stockholders of the Company;

          (f) The risk that the investment community could react negatively to the announcement of the Stock Purchase Agreement or to the implementation of a near-term strategy focused more on technology development than on subscriber growth, which could adversely affect the market price of the Common Stock;

          (g) The risk that key technical, management and other personnel might elect not to continue with the Company;

          (h) The risk that the Transaction may not be consummated, even if approved by the stockholders, and that other financing may not be available on terms acceptable to the Company, if at all;

          (i) The risk that the goals of the technology-focused strategy might not be realized on a timely basis, if at all;

          (j) The risk that, prior to consummation of the Vulcan transaction, the $3,000,000 "break-up" fee provision contained in the Stock Purchase Agreement could have the effect of discouraging other offers to invest in or acquire the Company;

          (k) The risk that consummation of a transaction with Vulcan could foreclose or limit the Company's other acquisition or investment opportunities; and

          (l) The risk that the Company and its stockholders might not realize the intended benefits of the Transaction.

     The Board concluded, however, that, on balance, the benefits to the Company and its stockholders of the Transaction outweighed the risks associated with the foregoing negative factors.

     The foregoing discussion of the information and factors considered by the Board in connection with its evaluation of the Stock Purchase Agreement is not intended to be exhaustive, but is intended to include all of the material factors considered by the Board. In view of the wide variety of factors considered by the Board, the directors did not find it practical to, and did not, quantify or otherwise assign relative weights to the specific factors considered.

     The Stock Purchase Agreement has been unanimously approved by those members of the Board of Directors present at the meeting at which approval was given, and, as of the date of mailing of this proxy statement, the Board unanimously recommends that the stockholders vote for each of the proposals at the Special Meeting.

OPINION OF FINANCIAL ADVISOR

     In October 1997, the Company retained Furman Selz to render an opinion to the Board as to the fairness, from a financial point of view, to the Company of the consideration (the "Consideration") to be paid to the Company by Vulcan in the Transaction.

     On October 9, 1997, Furman Selz delivered its oral opinion (which opinion was confirmed in writing on October 10, 1997) to the Board that, as of October 9, 1997, based upon the facts and circumstances as they existed at that time, and subject to certain considerations and assumptions stated therein, the Consideration was fair, from a financial point of view, to the Company. The full text of the written opinion, which sets forth the assumptions made, matters considered and scope and limitations of the review undertaken and procedures followed by Furman Selz in rendering its opinion, is attached to this Proxy Statement as Exhibit C. The following description of the Furman Selz opinion should be read in conjunction with the full text of the opinion. Stockholders are urged to read carefully the opinion of Furman Selz in its entirety.

     The opinion is directed only to the Board, addresses only the fairness of the Consideration from a financial point of view and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the Special Meeting. Furman Selz was not requested to opine as to, and its opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Transaction. Furman Selz was not requested to, and did not participate in, the structuring or negotiating of the Stock Purchase Agreement and did not make any recommendation to the Board as to the form or amount of the Consideration nor did Furman Selz evaluate potential alternative transactions.

     In connection with its opinion, Furman Selz reviewed, among other things, the following: (a) a term sheet describing the Transaction dated October 10, 1997 and the terms of the Transaction as set forth therein; (b) the Company's Quarterly Reports on Form 10-Q for the quarters ended June 30, 1997 and March 31, 1997; (c) the Company's Annual Reports on Form 10-K for the fiscal years ended December 31, 1996, December 31, 1995 and December 31, 1994; (d) the
Schedule 13D filed by Vulcan, dated November 10, 1993, as amended through September 25, 1997; (e) certain financial and operating information with respect to the business, operations and prospects of the Company furnished to Furman Selz by the Company; (f) the price and trading history of the Common Stock; (g) a comparison of the historical and projected financial results and financial condition of the Company with those of other companies that Furman Selz deemed relevant; (h) a comparison of certain financial terms of other selected transactions that Furman Selz deemed relevant, and (i) a comparison of the Consideration with the historic trading prices for the Common Stock and with the premium paid in certain other selected transactions that Furman Selz deemed relevant. In addition, Furman Selz held discussions with various members of the senior management of the Company concerning its business, operations, assets, present condition and prospects. Furman Selz also conducted such other financial studies, analyses and investigations as it deemed appropriate for purposes of rendering its opinion.


     In arriving at its opinion, Furman Selz visited certain properties and facilities of the Company, but did not conduct a physical inspection of all such properties and facilities, nor make or obtain any independent evaluation or appraisal thereof. Furman Selz assumed and relied upon the accuracy and completeness of the financial and other information used by it in arriving at its opinion and did not attempt to independently verify such information. In addition, Furman Selz assumed that the financial projections prepared by the management of the Company represented the best currently available estimates and judgment of the Company's management as to the future financial condition and results of operations of the Company, and assumed that the projections had been reasonably prepared based on such current estimates and judgment. Furman Selz was advised by management that the projections provided to Furman Selz by the Company reflected the then-current business plan of the Company, and that such business plan could be modified by the Company if the Proposed Transaction were consummated. Such business plan contemplated that the Company would consummate a $100,000,000 gross proceeds debt placement, and Furman Selz was advised by the Company that it did not intend to consummate such placement at that time if the Company entered into the Stock Purchase Agreement. The discounted cash flow and comparable company analyses performed by Furman Selz discussed below were based on such business plan, because the Company had advised Furman Selz that it intended to pursue such debt placement if it did not enter into the Stock Purchase Agreement. Furman Selz also took into account its assessment of general economic, market and financial conditions and its experience in similar transactions, as well as its experience in securities valuation in general. Furman Selz based its opinion upon regulatory, economic and market conditions as they existed on, and the information made available to it as of, the date of the opinion. Furman Selz expressed no opinion as to what the value of the Common Stock actually will be when issued to Vulcan pursuant to the Transaction or the price at which the Common Stock will trade prior to or subsequent to the Transaction.


     Furman Selz believes that its analyses must be considered in the aggregate, and that selecting portions of its analyses or the factors, without considering all factors and analyses, could create a misleading or incomplete view of the processes underlying its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In its analyses, Furman Selz made numerous implicit assumptions about industry and general economic conditions and other matters, many of which are beyond the control of the Company and may not be indicative of future results or actual values, which may be significantly more or less favorable than such estimates.

     The following is a brief summary of the financial analyses utilized by Furman Selz in rendering its opinion. Such summary does not purport to be a complete description of all the analyses performed by Furman Selz in connection with its opinion.

  Analyses

     Premium Paid Analysis. Furman Selz analyzed the premium to be paid by Vulcan in the Transaction over the pre-announcement trading price (the percent increase of the offer price per share over the trading price one day, one week and four weeks prior to the Transaction announcement) for selected communications services providers (the "Premiums For Communications Services Companies") acquired during the last ten years, as well as for additional technology companies (the "Premiums For Technology Companies") acquired during the last 12 months. The implied acquisition premium to be paid by Vulcan in the Transaction, based on the closing share price of the Common Stock on October 9, 1997, the day prior to the assumed announcement date of the Transaction, compared to the average and median range of one-day, one-week, and four-weeks-prior-to-announcement acquisition premiums, yielded a range of values for the Common Stock of $6.66 to $17.07 per share.

     Furman Selz also analyzed the premium to be paid by Vulcan in the Transaction over the announcement trading price as set forth in Vulcan's
Schedule 13D regarding the Transaction filed with the Commission on September 29, 1997 (the percent increase of the offer price per share over the trading price one day, one week and four weeks prior to the Schedule 13D filing) for the Premiums For Communications Services Companies, as well as for the Premiums For Technology Companies. The implied acquisition premium to be paid by Vulcan in the Transaction, based on the closing share price of the Common Stock on the day of Vulcan's Schedule 13D filing, compared to the average and median range of one-day, one-week, and four-weeks-prior-to announcement acquisition premiums, yielded a range of values for the Common Stock of $7.20 to $9.93 per share.

     Discounted Cash Flow. Furman Selz performed a discounted cash flow analysis of the Company based upon the financial projections prepared by management (the "Financial Projections"). Furman Selz discounted the estimated future free cash flows (earnings before interest, taxes, depreciation and amortization, or "EBITDA," less taxes and capital expenditures) plus terminal value (calculated as a multiple of future EBITDA) derived from the Financial Projections to arrive at a present value ("Present Value"). From this Present Value, Furman Selz subtracted total debt and minority interests appearing on the Company's balance sheet at June 30, 1997, and added cash and cash equivalent balances on such balance sheet to arrive at an equity value ("Equity Value"). Furman Selz performed sensitivity analyses to understand the effect on the Equity Value of using different discount rates and terminal value multiples. These analyses yielded a range of values for the Common Stock of $4.01 to $20.18 per share.

     Comparable Company Analysis. Furman Selz compared selected historical, current and projected financial and operating results of the Company with the operating results of selected publicly-traded Internet service providers and wireless communications companies that, in Furman Selz's judgment, were most closely comparable to the Company (the "Comparable Companies"). The Comparable Companies were chosen by Furman Selz as companies that possess general business, operating and financial characteristics representative of companies in the industry in which the Company operates, although Furman Selz recognized that each of the Comparable Companies is distinguishable from the Company in certain respects. Such Comparable Companies consisted of: CellNet Data Systems, Inc., Digital Microwave Corporation, Electromagnetic Sciences, Inc. and HighwayMaster Communications, Inc. Furman Selz considered, among other things, (i) selected balance sheet data; (ii) operating statement data, including latest 12-month (previous reported four quarters, or "LTM") revenues, estimated 1997 revenues and estimated 1998 revenues.

     Furman Selz calculated a range of market multiples for the Comparable Companies by dividing the Total Market Capitalization (defined as total common shares outstanding multiplied by closing market price per share, plus total debt, preferred equity and minority interests, minus cash and cash equivalents) as of June 30, 1997 for each of the Comparable Companies by, among other things, such company's respective LTM revenues, estimated 1997 revenues and estimated 1998 revenues. Furman Selz derived a range of implied price per share values by applying the aforementioned revenue multiples of the Comparable Companies to the Company's LTM revenues, estimated 1997 revenues and estimated 1998 revenues, respectively. The range of implied price per share values for the Company, based on average and median Comparable Companies' ratios, was between $0.44 and $9.83.

     Comparable Transaction Analysis. Furman Selz evaluated thirteen acquisitions of selected communications services providers (the "Acquired Communications Services Companies") since December 31, 1990. Furman Selz recognized that none of such acquisitions took place under market conditions or competitive circumstances that were directly comparable to those of the Transaction, and each of the Acquired Communications Services Companies is distinguishable from the Company in certain respects. Furman Selz calculated revenue multiples based on the ratio of LTM revenue (calculated immediately prior to the consummation of the acquisition) to adjusted purchase price (offer price plus latest reported total debt, preferred stock and minority interests, minus total cash and cash equivalents) for each of the Acquired Communications Services Companies. Furman Selz derived a range of implied price per share values by applying the aforementioned LTM revenues multiples of the Acquired Communications Services Companies to the Company's LTM revenues. The range of implied price per share values for the Company, based on average and median Acquired Communications Services Companies' ratios, was between $2.36 and $3.52.

  Terms of Engagement

     On October 8, 1997, the Company entered into an engagement letter with Furman Selz pursuant to which Furman Selz was engaged by the Company to render a written opinion to the Board as to the fairness, from a financial point of view, to the Company of the Consideration to be paid to the Company by Vulcan in the Transaction. Under this engagement letter, the Company agreed to pay Furman Selz an advisory fee of $100,000 payable upon execution of the engagement letter and a fee of $500,000 payable upon delivery by Furman Selz of the opinion described above. In addition, the Company agreed to reimburse Furman Selz for its out-of-pocket expenses (including reasonable legal fees and disbursements) in connection with its services and to indemnify Furman Selz against certain liabilities and expenses arising out of or in connection with Furman Selz's engagement.

     Furman Selz is a nationally recognized investment banking firm regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Furman Selz was selected by the Company to provide its opinion described above based on Furman Selz's experience and expertise in the communication services industry, as well as Furman Selz's familiarity with the Company, to which it has provided investment banking services since 1996. Furman Selz may actively trade in the equity securities of the Company for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

INFORMATION ABOUT VULCAN VENTURES

     Vulcan is the principal vehicle through which new media investor, Paul G. Allen, researches and implements his investments. Through Vulcan, Mr. Allen invests in, among other things, companies that offer products, services or technologies that fit his technology strategy and that he believes can benefit from and possibly contribute to the technologies and strategies of other companies in which he invests. For the biographies of persons proposed by Vulcan to serve on the Board, see "Proposal 2 -- Election of Directors."

THE STOCK PURCHASE AGREEMENT

  General

     The following description of the Stock Purchase Agreement should be read in conjunction with the Stock Purchase Agreement, a copy of which is attached to this Proxy Statement as Exhibit A and incorporated herein by reference. All stockholders are urged to read the Stock Purchase Agreement in its entirety.

  Sale of Common Stock

     The Stock Purchase Agreement provides, subject to satisfaction of the conditions described below, the Company will sell to Vulcan at the Closing 4,650,000 newly-issued shares of its Common Stock (the "Shares") for $12.00 per share in cash. As of September 30, 1997, on a pro forma basis after giving effect to the issuance and sale of the Shares, Vulcan would own approximately 49.7% of the outstanding Common Stock. See "Security Ownership of Certain Beneficial Ownership and Management -- Beneficial Ownership Table."

  Closing

     The Closing, which will consist of the issuance, sale and purchase of the Shares, will occur as soon as practicable (but not more than three business days following) the satisfaction or waiver of all of the conditions to closing set forth in the Stock Purchase Agreement, or at such other time as the Company and Vulcan may agree. The Company expects to effect the Closing immediately following the Special Meeting, assuming that the requisite vote of stockholders is obtained.

  Representations and Warranties of the Company

     In the Stock Purchase Agreement, the Company has made various representations and warranties with respect to, among other things, (a) the due organization and qualification to do business of the Company, (b) the capitalization of the Company, (c) the due authorization, execution, delivery and enforceability of the Stock Purchase Agreement, (d) Vulcan's status as an "interested stockholder" under the Delaware General Corporation Law, (e) the valid issuance, sale and delivery of the Shares, (f) the delivery and accuracy of the Company's filings with the Commission, (g) the absence of any material adverse change in the financial condition or results of operations of the Company from June 30, 1997 until the date of the Stock Purchase Agreement and
(h) compliance with applicable laws. It is a condition to the obligations of Vulcan at the Closing that the representations and warranties made by the Company in the Stock Purchase Agreement be true and correct in all material respects, with certain limited exceptions (including representations that address matters as of a specific date), as of the date of the Closing.

  Representations and Warranties of Vulcan

     In the Stock Purchase Agreement, Vulcan has made various representations and warranties with respect to, among other things, (a) the due organization and qualification to do business of Vulcan, (b) the due authorization, execution, delivery and enforceability of the Stock Purchase Agreement, (c) the "restricted" nature of the Shares, (d) Vulcan's status as an "accredited investor" under the Securities Act, (e) factual information indicating that Vulcan was not an "interested stockholder" under the Delaware General Corporation Law and (f) the accuracy of information provided by Vulcan for inclusion in this Proxy Statement. It is a condition to the obligations of the Company at the Closing that the representations and warranties made by Vulcan in the Stock Purchase Agreement be true and correct in all material respects, with certain limited exceptions (including representations that address matters as of a specified date), as of the date of the Closing.

  Covenants of the Company

     The following summarizes certain covenants of the Company made in the Stock Purchase Agreement. It is a condition to the obligations of Vulcan at the Closing that the Company has performed in all material respects all covenants required to be performed by it on or prior to the date of Closing.

     Conduct of Business. From the date of the Stock Purchase Agreement until the Closing, the Company is obligated to carry on its business consistent with its past practices and, except with Vulcan's consent, not to effect any corporate actions other than in the ordinary course of business. This covenant expressly prohibits the Company from (a) substantially altering or adopting a new business plan, (b) electing a new Chief Executive Officer, (c) making new commitments for capital expenditures in excess of $5,000,000 and (d) making new contractual commitments (other than to certain specified parties) in excess of $1,000,000 per commitment.

     In addition, this covenant prohibits the Company from soliciting, initiating or engaging in any discussions or negotiations concerning any proposal regarding (a) any merger, consolidation, share exchange, business combination or similar transaction involving the Company, (b) any sale or other disposition of more than 20% of the assets of the Company or (c) any offer to purchase or similar transaction involving the capital stock of the Company (a "Transaction Proposal"). Notwithstanding this prohibition, the Company may (x) initiate the submission of a Transaction Proposal from or continue preexisting discussions with certain specified third parties or (y) with respect to any Transaction Proposal from certain specified third parties or any unsolicited Transaction Proposal from any other third party: (1) participate in any discussions or negotiations regarding, or furnish to any persons or entities any non-public information with respect to, such actual or potential Transaction Proposal; (2) approve, endorse or recommend such Transaction Proposal; (3) enter into any letter of intent, contract or instrument with respect to such Transaction Proposal; or (4) recommend approval of such Transaction Proposal to the stockholders of the Company.

     In the event the Company receives any Transaction Proposal, it must inform Vulcan thereof prior to approval of the Transaction Proposal and give Vulcan an opportunity to discuss with the Board the Company's response to such Transaction Proposal. In the event that, prior to the Closing or termination of the Stock Purchase Agreement, the Board recommends to its stockholders, or enters into a definitive agreement to consummate, a Transaction Proposal that involves (a) a merger involving the Company in which the stockholders of the Company immediately prior to the transaction would own a minority of the surviving or acquiring entity, (b) a sale or other disposition of more than 20% of the consolidated assets of the Company and its subsidiaries, (c) a liquidation or dissolution of the Company or (d) a sale or disposition of, or other business combination involving the issuance of capital stock of, the Company representing more than 20% of the outstanding Common Stock, then the Company will be obligated to pay $3,000,000 to Vulcan as a "break-up fee."

     Additional Issuances. For so long as Vulcan owns at least 20% of the outstanding Common Stock (such percentage being subject to downward adjustment under certain circumstances), Vulcan will have the right to participate on a pro rata basis in all future issuances of equity securities of the Company, subject to certain limited exceptions.

  Covenants of Vulcan

     The following summarizes certain covenants of Vulcan made in the Stock Purchase Agreement. It is a condition to the obligations of the Company at the Closing that Vulcan has performed in all material respects all covenants required to be performed by it on or prior to the date of Closing.


     Credit Facility. Prior to the Closing, Vulcan is obligated upon written request to make available to the Company up to $10,000,000 as an unsecured credit facility. Any borrowing under such credit facility would be due nine months from the initial borrowing date, but would be repaid from the net proceeds to the Company from the issuance and sale of the Shares or from any prior issuance of securities in a capital-raising transaction. Loans made under such credit facility bear interest at a rate of 12% per annum. As of December 22, 1997, the Company had not borrowed any funds under this credit facility. The Company expects to borrow a portion of the funds available prior to the Closing.

     Restrictions on Sale of Company Stock. The Shares to be acquired by Vulcan may not be sold or otherwise transferred unless, subject to certain limited exceptions, (a) there is in effect a registration statement under the Securities Act covering such transfer and such transfer is made in accordance with such registration statement or (b) the transferee has agreed in writing to be bound by the Stock Purchase Agreement and the transferor has informed the Company of the circumstances covering the proposed disposition and has provided the Company with an opinion of counsel to the effect that such disposition will not require registration of such shares under the Securities Act.

     In addition, if Vulcan (alone or together with its Affiliates) proposes to transfer, directly or indirectly, shares of Common Stock representing 20% or more of the then-outstanding Common Stock to any transferee or transferees acting in concert not affiliated with Vulcan, then such transfer may be made only (a) with the prior express approval of a majority of the directors serving on the Board immediately prior to the Closing and after the Closing (or their successors) (such approval being referred to herein as "Approval of the Independent Directors" and such directors being referred to herein as the "Independent Directors") or (b) if the transferee or transferees agree to make, as soon as practicable after the transfer, a bona fide offer to purchase a pro rata portion of the outstanding Common Stock held by stockholders other than Vulcan on the same terms and subject to the same conditions as the proposed Vulcan transfer.

     Standstill Agreement. At any time prior to or after the Closing, unless Vulcan first obtains the Approval of the Independent Directors, Vulcan is prohibited from taking, assisting or encouraging others affiliated with Vulcan from taking, and is obligated to ensure that its Affiliates do not take or assist or encourage others affiliated with them to take, any of the following actions: (a) making, effecting, initiating, causing or participating in (1) any acquisition of ownership of any securities of the Company or any subsidiary or any Affiliate of the Company, (2) any acquisition of assets of the Company or any subsidiary or other Affiliate of the Company or (3) any tender offer, exchange offer, merger, business combination, recapitalization, restructuring, liquidation, dissolution or extraordinary transaction involving the Company or any subsidiary or other Affiliate of the Company, or involving any securities or asset of the Company or any subsidiary or other Affiliate of the Company; or (b) initiating, proposing, making or in any way participating in, directly or indirectly, any solicitation of proxies to vote, or seeking to influence any person or entity with respect to voting of, any securities of the Company against the election of any of the Independent Directors, or becoming a participant in a solicitation or election contest in any election contest with respect to the removal of any of the Independent Directors.

     Notwithstanding the foregoing, Vulcan and its Affiliates may acquire equity securities of the Company as provided in "Procedures Related to Any Acquisition Proposal by Vulcan" below and to the extent that such acquisition does not cause Vulcan's and its Affiliates' beneficial ownership of the outstanding capital stock of the Company to exceed the 110% of Vulcan's and its Affiliates' aggregate beneficial ownership of the outstanding capital stock of the Company immediately after the Closing.

  Board of Directors Composition

     The following is a summary of the provisions of the Stock Purchase Agreement relating to composition of the Board and related governance matters. The Stock Purchase Agreement provides that appropriate action will be taken so that the Board will consist of specified individuals, three of whom are Independent Directors and two of whom have been proposed by Vulcan. These individuals are being proposed for election to the Board pursuant to this Proxy Statement, and it is anticipated that two additional directors will be proposed by Vulcan at a later date.

     At any meeting of stockholders of the Company at which the election of directors is submitted to a vote of the stockholders, Vulcan will cause the Board to include on the slate of nominees for election those Independent Directors who are in the class whose term of office is then ending and will recommend to the stockholders the election of such Independent Directors. In casting votes (or giving proxies) with respect to the election of any of the Independent Directors submitted for a vote of the stockholders of the Company, Vulcan will vote and will cause its Affiliates to vote all shares held of record or beneficially owned by them, in the same proportion as the votes cast in favor of or withheld from such nominees for Independent Directors by other holders of Common Stock. If the number of authorized directors is subsequently increased, the number of Independent Directors will be proportionately increased.

     In the event of any vacancy on the Board created as a result of the resignation, death, disability, removal or disqualification of any of the Independent Directors, then a committee consisting of the remaining Independent Directors will be entitled to elect a nominee to complete the remaining term of the Independent Director whose position was vacated.

     Notwithstanding the provisions outlined in the previous two paragraphs, nothing will preclude or limit any stockholder of the Company who is not affiliated or associated with Vulcan from nominating any person for election to the Board in accordance with the procedures then set forth in the Company's By-laws. Any person so nominated who is then elected will be deemed an Independent Director.

  Procedures Related to Any Acquisition Proposal by Vulcan

     The Stock Purchase Agreement provides that if Vulcan or any of its Affiliates intends to acquire all of the outstanding equity securities not held of record or beneficially owned by Vulcan and its Affiliates (the "Independent Shares"), then Vulcan must first notify the Company in writing of such intention (the "Notice"). The Company may then, with Board approval, enter into an agreement with respect to such proposal so long as such agreement does not provide for any "break-up" or "topping" fee, expense reimbursement or other similar payment by the Company in the event that the transactions contemplated by such proposal are not consummated. In addition, the following procedures must be followed (and Vulcan is obligated to ensure that any proposal submitted to the Company is consistent with such procedures):

          (a) For 90 days following receipt of the Notice (or such shorter period, if any, as the Independent Directors deem appropriate), the Independent Directors will have full authority to conduct a "market check" with respect to the proposed transaction, which may include, among other things, authorizing the Company's independent financial advisors to advise the market and potential acquirors of the Company that Vulcan or one of its Affiliates has submitted a proposal to acquire the Independent Shares and that offers by other persons or entities to acquire the Company or the Independent Shares may be submitted for consideration by the Independent Directors and the Board as a whole.

          (b) In the event that, (1) within such 90-day period the Company receives a proposal to acquire the Independent Shares or the Company that the Board determines, after consultation with its independent financial advisors, would be reasonably likely to result in a transaction more favorable than Vulcan's proposal, from a financial point of view, to the holders of the Independent Shares (a "Superior Proposal"), and (2) the Board causes the Company to enter into a definitive agreement to effect the transactions contemplated by the Superior Proposal or recommends to the stockholders of the Company the acceptance of the Superior Proposal, Vulcan will (and will cause its Affiliates to) cast its votes or submit proxies in favor of such Superior Proposal at any meeting of stockholders held to approve such Superior Proposal or will tender its shares of the Company in response to any tender offer made in connection with the Superior Proposal, unless such recommendation is withdrawn or modified because the Company has received a proposal that is determined by the Board, as set forth above, to be superior to the Superior Proposal, or for any other reason.

          (c) In the event that, within the 90-day period, the Company does not receive a Superior Proposal, the Company and Vulcan or its Affiliates may consummate the transactions contemplated by the proposal, provided that the Board has received an opinion from an independent financial advisor, in form and substance satisfactory to the Independent Directors, to the effect that the transaction is fair to the holders of the Independent Shares from a financial point of view and that the price to be received by the holders of the Independent Shares in the transaction includes a control premium comparable to that which would be obtained in an auction of the Company unconstrained by the effects of the existence of any dominant or controlling ownership interest.

  Requirements for Approval of the Independent Directors

     The Stock Purchase Agreement provides that, without the Approval of the Independent Directors, Vulcan will not (and will not permit any of its Affiliates to): (a) engage in any transaction with the Company or any subsidiary of the Company other than a transaction in the ordinary course of business or having a dollar value less than $25,000; or (b) agree to any amendment of, or waiver of any rights under, the Stock Purchase Agreement or any other agreement to which the Company and Vulcan or any its Affiliates are parties.

     In addition, Vulcan will not (and will not permit any of its Affiliates to), directly or indirectly, approve, permit, tender any of its shares or otherwise facilitate any Sale of the Company (as defined below) unless (a) the Company has first engaged a nationally recognized investment banking firm selected with the Approval of the Independent Directors and (b) such firm has rendered to the Board an opinion, satisfactory in form and substance to the Independent Directors, to the effect that the transaction is fair, from a financial point of view, to the stockholders of the Company and that the price to be received by the stockholders of the Company in the transaction includes a control premium comparable to that which would be obtained in an auction of the Company unconstrained by the effects of the existence of any dominant or controlling ownership interest. For the purposes of the Stock Purchase Agreement, "Sale of the Company" means any form of merger with, recapitalization, restructuring, liquidation, dissolution or sale of all or substantially all the assets of, or similar business combination or other similar transaction with or involving the Company or any of its subsidiaries (other than with Vulcan or any of its Affiliates).

  Conditions to the Company's Obligations at Closing

     Under the Stock Purchase Agreement, the Company is not obligated to issue or sell the Shares unless certain conditions are met (each of which may be waived by the Company in its sole discretion) relating to, among other things:
(a) the accuracy of Vulcan's representations and warranties in, and the performance of Vulcan's obligations under, the Stock Purchase Agreement; (b) the receipt of all necessary consents, permits and waivers; (c) the absence of any order to restrain, enjoin or otherwise prevent the consummation of the Transaction; (d) the compliance with all applicable legal requirements; (e) the approval of the matters described in this Proxy Statement by the affirmative vote of the holders of a majority of the Common Stock represented and voting on such matters, excluding the shares of Common Stock held by Vulcan or its Affiliates or that Vulcan or its Affiliates have the sole or shared power to vote; (f) the amendment of the Company's registration rights agreement with certain investors to provide Vulcan similar registration rights with respect to the Shares; (g) the absence of modification to or withdrawal of the fairness opinion by Furman Selz described elsewhere in this Proxy Statement; and (h) the receipt of a customary certificate and legal opinion.

  Conditions to Vulcan's Obligations at Closing

     Under the Stock Purchase Agreement, Vulcan is not obligated to purchase the Shares unless certain conditions are met (each of which may be waived by Vulcan in its sole discretion) relating to, among other things: (a) the accuracy of the Company's representations and warranties in, and the performance of the Company's obligations under, the Stock Purchase Agreement; (b) the receipt of all necessary consents, permits and waivers; (c) the absence of any order to restrain, enjoin or otherwise prevent the consummation of the Transaction; (d) the compliance with all applicable legal requirements; (e) receipt of the requisite stockholder vote, solely as determined by the DGCL and the NASD Rules;
(f) the amendment of the Company's registration rights agreement with certain investors to provide Vulcan similar registration rights with respect to the Shares; (g) the composition of the Board as agreed between the parties; and (h) the receipt of a customary certificate and legal opinion.

  Termination of Stock Purchase Agreement

     The Stock Purchase Agreement may be terminated at any time prior to the date of Closing:

          (a) by mutual agreement of the Company and Vulcan;

          (b) by either the Company or Vulcan if the Transaction has not been consummated by January 31, 1998, unless extended by mutual agreement or unless the failure to consummate the Stock Purchase Agreement is attributable to a failure on the part of the party seeking to terminate the Stock Purchase Agreement to perform any material obligation required to be performed by such party at or prior to the date of Closing; or

          (c) by either the Company or Vulcan if the Special Meeting has been concluded and the requisite vote of the Company's stockholders has not been obtained. For information with respect to the specific votes required, see "-- Vote Required," "Proposal 2 -- Election of Directors -- Vote Required" and "Proposal 3 -- Adoption of Restated Certificate -- Vote Required."

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION

  Key Employee Severance Plan

     In October 1997, in light of the transactions being negotiated with Vulcan, the Compensation Committee of the Board adopted the Company's Key Employee Severance Plan (the "Severance Plan"). An employee is eligible to participate in the Severance Plan if (a) such employee is notified in writing that he or she is eligible to participate in the Severance Plan and (b) such employee's employment with the Company is terminated due to an involuntary termination or a constructive termination (generally, a voluntary termination following an adverse change in the employee's position, circumstances or compensation) within 12 months following a Designated Event (other than for cause). Such 12-month period may be extended to 18 months for executive officers who are so notified in writing. Approximately 32 key employees of the Company, including the Named Executive Officers, have been notified of their eligibility to participate in the Severance Plan. "Designated Event" means any transaction or series of transactions having a significant effect on the ability of any person or group to direct or cause the direction of the Company's management and policies that is specifically declared by the Board to be a Designated Event. The Board has determined the Transaction to constitute a Designated Event.

     The benefits provided by the Severance Plan are, subject to certain limitations: (a) continuation of salary for 12 months following termination of employment; (b) payment of any bonus to which the employee would have been entitled under the Company's incentive bonus plan for the 12 months following termination of employment, assuming such employee's full employment with the Company during such 12-month period and the achievement of certain incentive targets by the Company and the employee; (c) continuation of health, life and other insurance benefits for the employee (and any dependents covered as of the date of termination) for 12 months following the termination of employment (or five years, if the employee is age 55 or older upon termination of employment), subject to earlier termination if the employee and his or her dependents become covered by another group insurance plan providing similar benefits; and (d) amendment of all stock options held by such employee upon termination of employment so that (i) such options become vested for an additional 12 months on the date of termination and (ii) the employee may exercise such options for 12 months following termination of employment. To receive the benefits provided by the Severance Plan, an eligible employee must execute a release of claims in favor of the Company, and such release must become effective in accordance with its terms.

  Key Employee Retention Incentive Plan

     In October 1997, the Compensation Committee of the Board also adopted the Company's Key Employee Retention Incentive Plan (the "Retention Plan"). Approximately 32 employees of the Company, including the Named Executive Officers, have been notified of their eligibility to participate in the Retention Plan.

     The Retention Plan provides the following benefits: (a) if an eligible employee is employed by the Company on the date that is six months after a Designated Event (as defined above), such employee will receive a lump sum payment equal to 50% of the Bonus Amount (as defined below); and (b) if the employee is also employed by the Company on the date that is 12 months after the Designated Event, such employee will receive a lump sum payment for the remaining 50% of the Bonus Amount.

     For the purposes of the Retention Plan, Bonus Amount means the bonus to which an eligible employee would be entitled under the Company's incentive bonus plan if (a) the Company's incentive bonus plan for the 12 months following a Designated Event were the same as during the full year most recently completed prior to the Designated Event; (b) the eligible employee were to remain continuously employed by the Company for 12 months following the Designated Event and to the bonus payment date in the same capacity in which such employee was employed on the date of the Designated Event; and (c) the employee and the Company were to achieve 100% of any objectives affecting individual bonus amounts under such incentive bonus plan.

  Independent Director Benefits

     Under the terms of the Stock Purchase Agreement, for so long as any Independent Director continues as a member of the Board, the Company will maintain in effect all (or implement equivalent) compensatory plans, programs and other benefits that are in effect immediately prior to the Closing for the benefit of the non-employee directors of the Company, and the Company will continue to operate such plans, programs and benefits in a manner consistent with past practice.

FEES TO FURMAN SELZ AND STERLING PAYOT

     Sterling Payot has acted as a financial and strategic advisor to the Company since 1993. In connection with the Transaction, Sterling Payot will receive cash fees of $1,120,000. In addition, the Company's right to repurchase warrants held by Sterling Payot to purchase 75,000 shares of Common Stock for $7.50 per share will lapse.

     On October 8, 1997, the Company entered into an engagement letter with Furman Selz pursuant to which Furman Selz was engaged by the Company to render a written opinion to the Board as to the fairness, from a financial point of view, to the Company of the Consideration to be paid to the Company by Vulcan in the Transaction. Under this engagement letter, the Company agreed to pay Furman Selz an advisory fee of $100,000 payable upon execution of the engagement letter and a fee of $500,000 payable upon delivery by Furman Selz of the opinion described above. In addition, the Company agreed to reimburse Furman Selz for its out-of-pocket expenses (including reasonable legal fees and disbursements) in connection with its services and to indemnify Furman Selz against certain liabilities and expenses arising out of or in connection with Furman Selz's engagement.

REGULATORY MATTERS

     Certain acquisition transactions such as the Transaction are reviewed by the Justice Department or the Federal Trade Commission to determine whether they comply with applicable antitrust laws. Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Transaction may not be consummated until certain information has been furnished to the Department of Justice and the Federal Trade Commission and until the waiting period under the HSR Act has expired or been subject to early termination. On October 29, 1997, Paul Allen (as the sole stockholder of Vulcan) filed, and on October 30, 1997 the Company filed, Premerger Notification and Report Forms pursuant to the HSR Act with the Justice Department and the Federal Trade Commission. The Company and Vulcan received notice from the Federal Trade Commission on November 13, 1997 of the early termination of the waiting period under the HSR Act.

     At a Federal Communications Commission ("FCC") spectrum auction in April 1997, the Company purchased eight Wireless Communications Service licenses covering the Northeast, Central and Western United States. The Company intends to use this licensed spectrum with its next-generation, higher-speed

Ricochet network and modem. Based on the Company's stock ownership at the time and the Company's annual gross revenues for the last three years, the Company received a 35% discount on its gross winning bid of $2,226,216. The Transaction will constitute a transfer of control of the Company under the FCC's rules. Therefore, an application requesting consent to transfer control has been filed with the FCC. The Company expects to receive the FCC's consent to the transfer before the date of the Special Meeting. The Transaction will also cause the Company to cease to qualify for the 35% discount. As a result, after closing the Transaction the Company will be required to pay approximately $780,000 into the U.S. Treasury as reimbursement for the discount.

     The Company and Vulcan are not aware of any other governmental or regulatory approvals required for consummation of the Transaction, other than compliance with the federal and applicable state securities laws.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"), generally restricts a corporation's utilization of its NOLs (and its net unrealized built-in losses, if any) by limiting the amount of income earned by the corporation after an "ownership change" that may be offset by NOLs that arose prior to the ownership change (the "Section 382 Limitation").


     Generally, where the Section 382 Limitation applies, a corporation's utilization of its NOLs generated before the date on which the ownership change occurs (the "Change Date") for any taxable period following the Change Date is limited to an annual amount equal to the product of (a) the value of the corporation immediately before the ownership change multiplied by (b) the long-term tax-exempt rate (as announced each month by the Treasury Department and that is 5.27% for ownership changes that occur in December 1997) on the date of the ownership change plus any unused portion of the Section 382 Limitation from prior years. The Section 382 Limitation also is increased by the amount of certain net unrealized built-in gains, if any, on the Change Date that are recognized in subsequent taxable years.


     As of December 1, 1996, the Company had total NOL carryforwards of approximately $84.0 million. These NOL carryforwards may have been subject to the Section 382 Limitation as a result of prior changes in the ownership of the Common Stock. The consummation of the Transaction and the Lindner Purchase, when coupled with future changes in the Company's stock ownership, may result in an additional ownership change with respect to the Company.

VOTE REQUIRED

     It is a condition to the Company's obligations under the Stock Purchase Agreement that the Stock Purchase Proposal be approved by the affirmative vote of the holders of a majority of the Common Stock present or represented and voting at the meeting, excluding the shares of Common Stock held by Vulcan and its Affiliates (as defined below) or that Vulcan and its Affiliates have the sole or shared power to vote. In addition, under the NASD Rules, approval of the Stock Purchase Proposal requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting.

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                             IN FAVOR OF PROPOSAL 1

                                   PROPOSAL 2

                             ELECTION OF DIRECTORS

NOMINEES

     The Company's Restated Certificate of Incorporation, as amended, and By-laws provide that the Board will be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the Board) will serve for the remainder of the full term of the class of directors in which the vacancy occurred or until such director's successor is elected and qualified, or until such director's earlier death, resignation or removal.

     The Board is presently composed of eight members. It is anticipated that, prior to the meeting, the Board will adopt a resolution reducing the size of the Board to five members, effective as of the Closing. At the Closing, the Board will be composed of five specified individuals, each of whom is listed below as a nominee for election to the Board. It is anticipated that the Company will subsequently expand the size of the Board by two additional directors at such time as persons appropriate to fill such positions have been identified by Vulcan. Messrs. Dilworth, Cline and Jaschke are currently serving on the Board as a Class III, Class I and Class I director, respectively. If elected at the Special Meeting, (a) each individual specified below as a Class III director would serve from the Closing until the 1998 Annual Meeting of Stockholders or until his successor is elected and has qualified, or until such director's earlier death, resignation or removal, (b) each individual specified below as a Class I director would serve from the Closing until the 1999 Annual Meeting of Stockholders or until his successor is elected and has qualified, or until such director's earlier death, resignation or removal and (c) each individual specified below as a Class II director would serve from the Closing until the 2000 Annual Meeting of Stockholders or until his successor is elected and has qualified, or until such director's earlier death, resignation or removal.

     Set forth below is biographical information for each person nominated for election at the Special Meeting.

CLASS III DIRECTORS

  Robert P. Dilworth

     Robert P. Dilworth, 55, has served as the Company's President and Chief Executive Officer since September 1987, as a director since August 1987 and as Chairman of the Board since March 1997. Prior to joining the Company, he served as President of Zenith Data Systems Corp., a microcomputer manufacturer and a wholly-owned subsidiary of Zenith Electronics Corp., from May 1985 to November 1987. Mr. Dilworth is also a director of VLSI Technology, Inc. and Data Technology Corporation.

CLASS I DIRECTORS

  Robert S. Cline

     Robert S. Cline, 59, has served as a director of the Company since January 1994. He currently serves as Chairman and Chief Executive Officer of Airborne Freight Corp., an air express company. Mr. Cline has been employed by Airborne Freight Corp. since 1968 and has previously served as Vice President of Finance, Senior Vice President of Finance, Vice Chairman and Chief Financial Officer. In addition to Airborne Freight Corp., Mr. Cline is also a director of SAFECO Corp. and Seattle-First National Bank.

  Justin L. Jaschke

     Justin L. Jaschke, 39, has served as a director of the Company since June 1996. He currently serves as Chief Executive Officer and a Director of World-Net Access, Inc. ("WNA"), an internet service provider. Prior to forming WNA, Mr. Jaschke served as Chief Operating Officer of Nextel Communications, a telecommunications company, following its merger with OneComm Corporation ("OneComm"), a telecommunications company, in July 1995. From April 1993 to July 1995, he served as OneComm's President and a member of its Board of Directors. From May 1990 to April 1993, he served as President and Chief Executive Officer of Bay Area Cellular Telephone Company, a provider of cellular service in the San Francisco Bay Area, and from November 1987 to May 1990, as Vice President of Corporate Development for PacTel Cellular, a telecommunications company.

CLASS II DIRECTORS

  William D. Savoy

     William D. Savoy, 32, has served as the President of Vulcan Northwest, Inc., a venture capital firm affiliated with Vulcan, since January 1990. Mr. Savoy is a director of c/net, Inc., Harbinger Corporation, Telescan, Inc., U.S. Satellite Broadcasting, Inc., Ticketmaster Group, Inc. and HSN, Inc.

  David E. Liddle

     David E. Liddle, Ph.D., 52, has served as Chief Executive Officer of Interval Research Corporation, a research and development company affiliated with Vulcan, since March 1992. From November 1991 until March 1992, Mr. Liddle was a Vice President of IBM Corporation. Mr. Liddle currently serves as a director of Sybase, Inc. and Ticketmaster Group, Inc.

VOTE REQUIRED

     Under the DGCL, directors are elected by the affirmative vote of a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Unless the Stock Purchase Proposal is approved by the requisite vote and the Transaction is consummated, the members of the Board will not be replaced by the individuals elected at the Special Meeting and the Board will continue as currently constituted.

     Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the seven nominees named below. In the event that any nominee is unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as may be proposed in accordance with the Stock Purchase Agreement. Each person nominated for election has agreed to serve if elected, and the Board has no reason to believe that any nominee will be unable to serve. See "Proposal
1 -- Approval of Stock Purchase Agreement and Transaction -- The Stock Purchase Agreement -- Board of Directors Composition."

COMMITTEES AND MEETINGS

     During the fiscal year ended December 31, 1996, the Board held eight meetings. The Board has an Audit Committee, a Compensation Committee and a Non-Officer Stock Option Administration Committee. The Board does not have a nominating committee nor any committee that functions as a nominating committee.

     The Audit Committee meets with the Company's independent auditors at least annually to review the results of the annual audit and discuss the financial statements, recommends to the Board the independent auditors to be retained, and receives and considers the auditors' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee is composed of two non-employee directors: Messrs. George Levert and Justin Jaschke. During fiscal 1996, the Audit Committee met two times.

     The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and consultants under the Company's stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee is currently composed of two non-employee directors, Messrs. Cornelius C. Bond, Jr. and Robert S. Cline. During fiscal 1996, the Compensation Committee met five times.

     The Non-Officer Stock Option Administration Committee was established in June 1992 to administer the Company's stock option plans only for non-officer employees and to make stock option grants to such employees not in excess of 25,000 shares. All option grants in excess of this limit and all option grants to officers must be approved by the Compensation Committee. The Non-Officer Stock Option Administration Committee is composed of Mr. Robert P. Dilworth, who is the Chief Executive Officer and Chairman of the Board of the Company.

     During fiscal 1996, all directors except Mr. Bond attended at least 75% of the aggregate of the meetings of the Board and of the committees on which they served, held during the period for which they were a director or committee member, respectively. Mr. Bond attended all meetings of the Compensation Committee held during fiscal 1996; however, he was unable to attend one regular meeting and two special meetings of the Board during fiscal 1996.

                       THE BOARD OF DIRECTORS RECOMMENDS
                     A VOTE IN FAVOR OF EACH NAMED NOMINEE

                                   PROPOSAL 3

                        ADOPTION OF RESTATED CERTIFICATE

     The Board has adopted, subject to stockholder approval, a restatement of the Company's Restated Certificate of Incorporation, as amended, regarding the Company's governance after the Closing. Specifically, the restatement adds to the Company's certificate of incorporation (a) the ability of the Company's stockholders to act by written consent in lieu of a duly convened meeting of stockholders in connection with the election of directors to fill vacancies on the Board; and (b) certain procedures for nominating directors to fill vacancies on the Board. Vulcan desired to restore the right of stockholders to act by written consent, as expressly permitted under the DGCL, to facilitate rapid stockholder action where necessary or appropriate. If the Restated Certificate is approved, action may be taken by Vulcan and a limited number of stockholders without solicitation of the vote of all stockholders and without calling a stockholders' meeting; however, rules promulgated under the Exchange Act require that, in connection with the taking of corporate action by written consent of the stockholders, the Company must transmit to all those stockholders whose consent is not solicited an information statement (containing information substantially similar to that required in a proxy statement) at least 20 days prior to the earliest date on which the corporate action may be taken.

     The form of Restated Certificate to be approved is attached as Exhibit B to this Proxy Statement. The following discussion should be read in conjunction with the Restated Certificate.

ACTION BY WRITTEN CONSENT OF STOCKHOLDERS

     Shortly before the Company's initial public offering of Common Stock in 1992, the Company reincorporated from California to Delaware. In connection with the reincorporation, the Company eliminated the ability of its stockholders to act by written consent in lieu of a duly convened meeting of stockholders, as permitted by Delaware law. The Stock Purchase Agreement provides that the Company will amend its Restated Certificate of Incorporation, as amended, in order to restore the stockholders' ability to act by written consent in connection with the election of directors to fill vacancies on the Board.

NOMINATION OF DIRECTORS TO FILL VACANCIES

     The Restated Certificate provides that, in the event of any vacancy on the Board created as a result of the resignation, death, disability, removal or disqualification of any of the Independent Directors, then a committee consisting of the remaining Independent Directors, after consultation with the other directors, will be entitled to select a nominee to complete the remaining term of the Independent Director whose position was vacated.

VOTE REQUIRED

     The Company's current Restated Certificate of Incorporation, as amended, provides that the adoption of the Restated Certificate requires the affirmative vote of holders of 66 2/3% of the Company's outstanding Common Stock. The Restated Certificate will not take effect unless and until the requisite vote is obtained for the Stock Purchase Proposal and the closing of the Transaction occurs.

                       THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 3

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

BENEFICIAL OWNERSHIP TABLE

     The following table sets forth certain information regarding the ownership of the Common Stock as of December 15, 1997, both on an actual basis and on a pro forma basis after giving effect to the issuance and sale of the Shares, by:
(a) each director; (b) the Chief Executive Officer and the Company's four most highly compensated executive officers other than the Chief Executive Officer;
(c) all executive officers and directors of the Company as a group; and (d) all those known by the Company to be beneficial owners of more than five percent of its outstanding Common Stock.


                                                             ACTUAL                   PRO FORMA
                                                    BENEFICIAL OWNERSHIP(1)    BENEFICIAL OWNERSHIP(1)
                                                    ------------------------   ------------------------
                                                    NUMBER OF     PERCENT OF   NUMBER OF     PERCENT OF
                       NAME                          SHARES         TOTAL       SHARES         SHARES
--------------------------------------------------  ---------     ----------   ---------     ----------
Lindner Investments(2)............................  1,546,390        10.1%     1,546,390         7.8%
  7711 Carondelet Avenue
  P.O. Box 16900
  St. Louis, MO 63105
Vulcan Ventures Incorporated(3)...................  4,496,745        32.7%     9,146,745        49.7%
  110 110th Avenue NE, Ste 550
  Bellevue, WA 98004
Cornelius C. Bond, Jr.(4).........................     28,000           *         28,000           *
Robert S. Cline(4)................................     46,000           *         46,000           *
Robert P. Dilworth(4).............................    168,323         1.2%       168,323           *
Gary M. Green(4)..................................    151,349         1.1%       151,349           *
Justin L. Jaschke(4)..............................     23,916           *         23,916           *
George W. Levert(4)(5)............................    361,832         2.6%       361,832         2.0%
Donald Rumsfeld(4)................................     96,000           *         96,000           *
William D. Swain(4)...............................     10,251           *         10,251           *
Vanessa A. Wittman................................      7,000           *          7,000           *
Donald F. Wood....................................      3,403           *          3,403           *
Jerry Yang(4).....................................     13,250           *         13,250           *
Directors and executive officers as a group (11
  persons)(6).....................................    909,324         6.4%       909,324         4.9%


---------------

 *  Less than one percent.

(1) This table is based upon information supplied by directors, officers and principal stockholders and Schedules 13D and 13G filed with the Commission. Unless otherwise indicated below, the persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them, subject to community property laws were applicable. For purposes of this table, shares held by stockholders include any shares held as tenants in common or joint tenants with spouses. Percentages are based on a total of 13,738,136 shares outstanding on December 15, 1997 adjusted in accordance with the rules promulgated by the Commission.

(2) Based on a Schedule 13D filed with the Commission on October 17, 1997. Includes 1,546,390 shares of Common Stock issuable upon conversion of 8% Convertible Notes due 2003. Ryback Management Corporation has sole voting and dispositive power over the shares held by Lindner Investments. Ryback Management Corporation disclaims beneficial ownership of the shares in which it has no pecuniary interest.

(3) Based on a Schedule 13D filed with the Commission on November 24, 1997. Includes 25,000 shares held by Paul Allen, the sole stockholder of Vulcan Ventures Incorporated. Shares shown in the "Actual Beneficial Ownership" column do not include the 4,650,000 shares of Common Stock to be acquired by Vulcan in the Transaction. Such shares are reflected as owned by Vulcan in the "Pro Forma Beneficial Ownership Column."

(4) Includes 28,000, 46,000, 122,500, 146,500, 23,416, 28,000, 46,000, 10,000
    and 13,250 shares of Common Stock subject to options exercisable within 60 days of the date of this table held by Messrs. Bond, Cline, Dilworth, Green, Jaschke, Levert, Rumsfeld, Swain and Yang, respectively.


(5) Includes 333,832 shares held by UVCC Fund I, a venture capital fund ("UVCC I"). Mr. Levert, a director of the company, is Vice President and Managing Director of Arete, which manages UVCC I. Mr. Levert shares voting and investment powers with the other general partners of UVCC I and disclaims beneficial ownership of the shares in which he has no pecuniary interest.

(6) Includes shares held by entities affiliated with certain officers and directors as described in the footnotes above. Also includes 416,162 shares of Common Stock subject to options exercisable within 60 days of the date of this table.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during fiscal 1996, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with; except that one report covering two donations by Mr. Robert M. Smelick, a former director of the Company, of a total of 3,000 shares was not timely filed and in Mr. Justin Jaschke's initial report, although timely filed, 500 shares of Common Stock that had been acquired by Mr. Jaschke prior to his becoming a director of the Company were inadvertently omitted. These errors have been corrected by filing amendments to the year-end Form 5 and the previously filed report, respectively.

                             EXECUTIVE COMPENSATION

DIRECTOR COMPENSATION

     Each non-employee director of the Company receives an annual retainer of $6,000 and a per meeting fee of $1,000 (plus $250 for each committee meeting attended by committee members). The members of the Board are also eligible for reimbursement for their expenses incurred in connection with attendance at Board and committee meetings in accordance with Company policy. In fiscal 1996, the total compensation paid to non-employee directors as a group was $41,500.

     Each non-employee director of the Company receives stock option grants under the 1993 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"). Only non-employee directors of the Company are eligible to receive options under the Directors' Plan. Options granted under the Directors' Plan are intended by the Company not to qualify as incentive stock options under the Code.

     Option grants under the Directors' Plan are non-discretionary. In June 1996 the Board adopted, and in August 1996 the stockholders approved, an amendment to the Directors' Plan to provide that on January 1 of each year (or the next business day should such date be a legal holiday), each member of the Board who is not an employee of the Company is automatically granted under the Directors' Plan, without further action by the Company, the Board or the stockholders of the Company, an option to purchase 7,000 shares of Common Stock. No other options may be granted at any time under the Directors' Plan. The exercise price of options granted under the Directors' Plan is 100% of the fair market value of the Common Stock subject to the option on the date of the option grant. Options granted under the Directors' Plan may not be exercised until the date upon which such optionee has provided one year of continuous service as a nonemployee director following the date of grant of such option, whereupon such option will become exercisable as to one third of the option shares and one third of the option shares will become exercisable each year thereafter in accordance with its terms. The term of options granted under the Directors' Plan is ten years. In the event of a merger of the Company with or into another corporation or a consolidation, acquisition of assets or other change-in-control transaction involving the Company, the vesting of each option will accelerate and the option will terminate if not exercised prior to the consummation of the transaction. The Transaction does not constitute a change of control transaction for the purposes of the Directors' Plan.

     During the last fiscal year, the Company granted options under the Directors' Plan covering 7,000 shares to each of Mr. Cline and Mr. Rumsfeld on January l, 1996 at an exercise price per share of $13.75 and to each of Mr. Jaschke and Mr. Yang upon their election as directors in June 1996 at an exercise price per share of $18.50. The fair market value of such Common Stock on the date of grant was $13.75 per share and $18.50 per share, respectively (based on the average of the previous day's high and low sales price reported in the Nasdaq National Market). As of December 31, 1996, options to purchase 14,000 shares of Common Stock had been exercised under the Directors' Plan.

     The Board also granted Mr. Yang an option covering 25,000 shares in June 1996 at an exercise price per share of $18.50. The fair market value of such Common Stock on the date of grant was $18.50 per share. In addition, in November 1996, after stockholder approval of the Directors' Plan, as amended, the Board granted options under the Company's 1988 Stock Option Plan to continuing directors, who did not receive automatic grants under the Directors' Plan in 1996. Mr. Bond and Mr. Levert were each granted options covering 7,000 shares at an exercise price per share of $14.6875. Such options may not be exercised for at least one year from the date of grant and become exercisable as to two-thirds of the option shares on January 1, 1998 and one third of the option shares one year thereafter. The fair market value of the Common Stock on the date of grant was $14.6875 per share. All fair market values stated in this paragraph are based on the average of the previous day's high and low sales price reported in the Nasdaq National Market.

     Directors who are employees of the Company do not receive separate compensation for their services as directors.

COMPENSATION OF EXECUTIVE OFFICERS

  Summary of Compensation

     The following table shows for fiscal 1996, 1995 and 1994 compensation awarded or paid to, or earned by the Chief Executive Officer and each of the four other most highly compensated executive officers as of the end of fiscal 1996 (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                       LONG-TERM
                                                                      COMPENSATION
                                                                      ------------
                                                                       SHARES OF
                                        ANNUAL COMPENSATION           COMMON STOCK
                                   ------------------------------      UNDERLYING         ALL OTHER
 NAME AND PRINCIPAL POSITION(1)    YEAR      SALARY      BONUS(2)      OPTIONS(3)      COMPENSATION(4)
---------------------------------  ----     --------     --------     ------------     ---------------
Robert D. Dilworth...............  1996     $281,960     $305,000        255,000           $12,396
  President and                    1995     $255,766     $137,500         20,000           $ 7,735
  Chief Executive Officer          1994     $231,532     $125,000         25,000           $ 6,341
William D. Swain.................  1996     $145,424     $ 61,400         65,000           $ 4,789
  Chief Financial Officer          1995     $136,840     $ 22,500         10,000           $ 3,241
  and Secretary                    1994     $121,920     $ 18,500         10,000           $ 3,102
Gary M. Green....................  1996     $193,232     $ 72,000         86,000           $36,157
  Executive Vice President         1995     $182,310     $ 58,200         12,000           $34,053
  and Chief Operating Officer      1994     $170,003     $ 43,500         14,000           $33,880
Donald F. Wood(5)................  1996     $179,846     $ 98,000         37,000           $ 1,118
  Executive Vice President         1995     $167,313     $ 45,000         12,000           $ 1,989
  Wireless Services Division

---------------

(1) In accordance with the rules of the Commission, the foregoing table reflects the Named Executive Officers as of December 31, 1996. In March 1997, Mr. Dilworth was appointed Chairman of the Board. In April 1997, Mr. Wood was appointed President. In May 1997, Ms. Vanessa A. Wittman joined the Company as its Vice President, Finance and Mr. Swain's title was changed to "Vice President."

(2) For fiscal 1996, includes amounts earned but deferred at the election of the Named Executive Officer under the Company's Non-Qualified Deferred Compensation Plan. Also for fiscal 1996, includes shares of stock issued in connection with the Company's year-end bonuses paid in cash and stock. Each of the Named Executive Officers deferred the amount of the bonus received in stock. Messrs. Dilworth, Swain, Green and Wood, respectively, received $101,668, $20,475, $34,003 and $32,675 in stock, based on a per-share value of $12.1875, the fair market value of the Common Stock on the date bonuses were paid (based on the average of the previous day's high and low sales price reported in the Nasdaq National Market).

(3) In January 1996, the Board approved the replacement of each outstanding stock option with a per-share exercise price of $14.00 or greater, upon the timely request of the optionee, with a nonstatutory stock option having an exercise price of $13.125 per share and certain extended vesting terms. The amounts for fiscal 1996 include "repriced" options to purchase 205,000, 45,000, 61,000 and 12,000 shares of Common Stock for Messrs. Dilworth, Swain, Green and Wood, respectively. See "Option Repricing Information."

(4) Includes the Company's matching payment of $1,000 for each executive officer under its 401(k) plan. For fiscal 1994, includes payments for term life insurance in the amounts of $3,456, $2,102 and $2,880 for Messrs. Dilworth, Swain and Green, respectively, loan principal forgiveness in the amount of $30,000 for Mr. Green and an automobile allowance of $1,885 for Mr. Dilworth. For fiscal 1995, includes payments for term life insurance in the amounts of $3,456, $2,241, $3,053 and $989 for Messrs. Dilworth, Swain, Green and Wood, respectively, loan principal forgiveness in the amount of $30,000 for Mr. Green and an automobile allowance of $3,279 for Mr. Dilworth. For fiscal 1996, includes payments for term life insurance in the amounts of $5,400, $3,789, $5,157 and $1,117 for Messrs. Dilworth, Swain, Green and Wood, respectively, loan principal forgiveness in the amount of $30,000 for Mr. Green and an automobile allowance of $5,996 for Mr. Dilworth.

(5) Mr. Wood became an officer of the Company in November 1994.

COMPENSATION PURSUANT TO PLANS

  Stock Option Grants

     The following table sets forth for each of the Named Executive Officers each grant of stock options made during fiscal 1996:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                         POTENTIAL REALIZABLE
                                               INDIVIDUAL GRANTS                                VALUE
                                        -------------------------------                AT ASSUMED ANNUAL RATES
                         NUMBER OF        PERCENT OF                                              OF
                        SECURITIES       TOTAL OPTIONS     EXERCISE OR                 STOCK PRICE APPRECIATION
                        UNDERLYING        GRANTED TO       BASE PRICE                     FOR OPTION TERM(1)
                          OPTIONS        EMPLOYEES IN          PER        EXPIRATION   ------------------------
                       GRANTED(2)(3)    FISCAL YEAR(4)      SHARE(4)        DATE          5%            10%
                      ---------------   ---------------   -------------   --------     --------      ----------
Robert P.                  50,000             2.56%          $13.500      04/23/06     $424,504      $1,075,776
  Dilworth..........
                          160,000             8.20%          $13.125      10/17/03     $957,573      $2,274,647
                           25,000             1.28%          $13.125      05/09/04     $163,813      $  395,642
                           20,000             1.02%          $13.125      05/15/05     $150,728      $  374,415
William D. Swain....       20,000             1.02%          $13.500      04/23/06     $169,802      $  430,310
                           25,000             1.28%          $13.125      10/17/03     $149,621      $  355,414
                           10,000             0.51%          $13.125      05/09/04     $ 65,525      $  158,257
                           10,000             0.51%          $13.125      05/15/05     $ 75,364      $  187,207
Gary M. Green.......       25,000             1.28%          $13.500      04/23/06     $212,252      $  537,888
                           35,000             1.79%          $13.125      10/17/03     $209,469      $  497,579
                           15,000             0.72%          $13.125      05/09/04     $ 91,753      $  221,559
                           12,000             0.61%          $13.125      05/15/05     $ 90,437      $  224,649
Donald F. Wood......       25,000             1.28%          $13.500      04/23/06     $212,252      $  537,888
                           12,000             0.61%          $13.125      05/15/05     $ 90,437      $  224,649

---------------

(1) For new grants, the potential realizable value is calculated based on the term of the option at its time of grant (ten years). For repriced options it is based on the length of the original term remaining at the time of repricing. See "Option Repricing Information." Potential realizable value is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. No gain to the optionee is possible unless the stock price increases over the option term, which will benefit all stockholders.

(2) In January 1996, the Board approved the replacement of each outstanding stock option with a per-share exercise price of $14.00 or greater, upon the timely request of the optionee, with a nonstatutory stock option having an exercise price of $13.125 per share and certain extended vesting terms. All options listed above with an exercise price of $13.125 per share are such "repriced" options. See "Option Repricing Information."

(3) Options granted under the Company's employee stock option plans typically vest 25% after one year and approximately two percent per month thereafter, such that the options are fully vested in four years.

(4) Based on options covering a total of 969,000 shares of Common Stock granted in fiscal 1996 and options covering 982,253 shares of Common Stock issued in the repricing referred to in footnote (2) above.

     The following table shows for fiscal 1996 certain information regarding options held at year end by the Named Executive Officers. No Named Executive Officer exercised any stock options in fiscal 1996.

                         FISCAL YEAR END OPTION VALUES

                                                   NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                  UNDERLYING UNEXERCISED          IN-THE-MONEY OPTIONS AT
                                                OPTIONS AT FISCAL YEAR END          FISCAL YEAR END(1)
                                                ---------------------------     ---------------------------
                     NAME                       EXERCISABLE   UNEXERCISABLE     EXERCISABLE   UNEXERCISABLE
----------------------------------------------  -----------   -------------     -----------   -------------
Robert P. Dilworth............................    121,041        256,459        $ 1,170,580      472,232
William D. Swain..............................      9,583         65,417        $    84,450      118,050
Gary M. Green.................................    145,458         87,042        $ 1,581,630      161,058
Donald F. Wood................................     65,102         96,898        $   203,444      247,181

---------------

(1) Value is based on the fair market value of the Common Stock on the date of exercise (the closing sales price reported on the Nasdaq National Market on such date) minus the exercise price of the applicable option.

OPTION REPRICING INFORMATION

  Compensation Committee Report on Option Repricing

     In January 1996, after a steady decline in the market price of the Common Stock, the Board implemented a Company-wide repricing program pursuant to which all employees (including executive officers) and consultants were offered the opportunity to have those of their stock options with exercise prices greater than $14.00, which was above the then-market value of the Common Stock, replaced with non-qualified stock options with an exercise price of $13.125, the fair market value of the Common Stock on the effective date of the repricing, and certain delayed vesting terms. The Board took this action because it determined that the purpose of the Company's stock option program of providing an equity incentive for optionees to remain in the employ of or service to the Company and work diligently in its best interests would not be achieved for optionees holding options exercisable above the market price, particularly in light of the intense competition in the Company's industry for talented employees, and that retaining the services of such employees was absolutely critical in fostering the best interest of the Company and the stockholders.

Compensation Committee

          Robert S. Cline, Chair
          Cornelius C. Bond, Jr.

  Option Repricing Table

     As of the end of fiscal 1996, the only option repricing to have been effected by the Company was completed on February 1, 1996. The following table shows certain information concerning such option repricing with respect to the Named Executive Officers.

                          OPTION REPRICING INFORMATION

                            NUMBER OF
                            SHARES OF                                                            LENGTH OF ORIGINAL
                           COMMON STOCK     MARKET PRICE OF       PER-SHARE        NEW PER-         OPTION TERM
                            UNDERLYING       COMMON STOCK       EXERCISE PRICE      SHARE       REMAINING AT DATE OF
                             OPTIONS          AT TIME OF          AT TIME OF       EXERCISE          REPRICING
          NAME               REPRICED          REPRICING          REPRICING         PRICE            (IN YEARS)
------------------------  --------------   -----------------   ----------------   ----------   ----------------------
Robert Dilworth.........      160,000           $13.125            $ 19.750        $ 13.125              7.7
                               25,000           $13.125            $ 19.625        $ 13.125              8.3
                               20,000           $13.125            $ 17.000        $ 13.125              9.3
William D. Swain........       25,000           $13.125            $ 19.750        $ 13.125              7.7
                               10,000           $13.125            $ 19.625        $ 13.125              8.3
                               10,000           $13.125            $ 17.000        $ 13.125              9.3
Gary M. Green...........       35,000           $13.125            $ 19.750        $ 13.125              7.7
                               15,000           $13.125            $ 19.625        $ 13.125              8.3
                               12,000           $13.125            $ 17.000        $ 13.125              9.3
Donald F. Wood..........       12,000           $13.125            $ 17.000        $ 13.125              9.3

  Subsequent Option Repricing

     In August 1997, the market price of the Common Stock continued to decline, reaching a five-year low of $4.375 per share. In mid-August 1997, the Board determined that a second option repricing was necessary in order to retain and continue to provide the proper incentives to its non-officer employees. In such repricing, all non-officer employees and consultants were offered the opportunity to have those of their stock options with exercise prices greater than $7.00 per share, which was above the then-market value of the Common Stock, replaced with non-qualified stock options with an exercise price of $4.53 per share, the fair market value of the Common Stock on the effective date of the repricing, and certain delayed exercise provisions. In late September 1997, the Board determined that it was imperative to effect a similar option repricing for its executive officers in order to retain and continue to provide the proper incentives to them. In such repricing, all executive officers were offered the opportunity to have those of their stock options with exercise prices greater than $11.00 per share, which was above the then-market value of the Common Stock, replaced with non-qualified stock options with an exercise price of $6.75 per share, the fair market value of the Common Stock on the effective date of the repricing, and certain delayed exercise provisions.

CHANGE IN CONTROL ARRANGEMENTS

  Plans Associated With Transaction

     In October 1997, the Compensation Committee of the Board adopted the Severance Plan and the Retention Plan, which provide certain severance and other benefits to employees whose employment is terminated within a period of time after the Closing. See "Proposal 1 -- Approval of Stock Purchase Agreement and Transaction -- Interests of Certain Persons in Transaction."

  Acceleration of Vesting Under Stock Option Plans

     The Company currently maintains three stock option plans for the benefit of employees and consultants of the Company: the 1988 Stock Option Plan; the 1997 Equity Incentive Plan; and the 1997 Non-Officer Equity Incentive Plan. Options to purchase approximately 2,915,661, 350,000 and 471,000 shares of Common Stock, respectively, were outstanding as of September 30, 1997. The 1997 Equity Incentive Plan and the 1997 Non-Officers Equity Incentive Plan provide that, in the event an optionee is terminated other than for cause within 12 months after a Change in Control (as defined in such plans), the options held by such optionee under such plans will become fully vested. In addition, repriced options issued by the Company in 1997 under the 1988 Stock Option Plan provide the same acceleration of vesting benefits. The Transaction, by itself, will not constitute a Change in Control for the purposes of such plans; however, should Vulcan's percentage ownership increase to greater than 50%, a Change of Control may be deemed to have occurred.

  Key Employee Agreement

     In May 1997, the Board determined that it was in the best interests of the Company and its stockholders to offer to Donald F. Wood, who had recently been appointed as the Company's President, employment terms that include, among other things, certain severance benefits. In the event Mr. Wood's employment is terminated by the Company, other than for cause, Mr. Wood will be entitled to receive his then-current base salary for 12 months following the date of termination and an additional 12 months of vesting on all stock options then held by him.

     In addition, Mr. Wood holds an option to purchase 200,000 shares of Common Stock that was granted in May 1997. Such option vests over four years based on the Company's standard vesting provisions, but portions of the option are subject to earlier vesting upon the performance of the Company's stock price over such four-year period.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION((1))

     The Company applies a consistent philosophy to compensation for all employees, including senior management. It is based on the premise that achievements of the Company result from the coordinated efforts of all individuals workings toward common objectives focused on meeting customer and stockholder expectations.

     The goals of the Company's compensation program are to align compensation with business objectives and performance while enabling the Company to attract, retain and reward employees who contribute to the long-term success of the Company. In all cases, attention is given to fairness in the administration of compensation and to assuring that all employees understand the related performance evaluation and administrative process.

     The Company's compensation program for executive officers is based on the principles described above and it is administered by the Compensation Committee. For fiscal 1996, the Compensation Committee was composed of Mr. Robert S. Cline, who is Chairman of the Committee, and Mr. Cornelius C. Bond, Jr., both non-employee directors of the Company. There were no interlocking or other type of relationships affecting the independence of the committee members during fiscal 1996.

     The Company's executive compensation is intended to be consistent with leading companies in the electronics and communications industries while being contingent upon the Company's achievement of near-and long-term objectives and goals. For fiscal 1996, the principal measures the Compensation Committee looked to in evaluating the Company's progress towards these objectives and goals were
(1) efforts to attract Ricochet subscribers to target numbers, and (2) to raise sufficient capital to sustain and continue operations. Other management objectives considered by the Compensation Committee included installing Ricochet networks in three Metropolitan Statistical Areas, providing technology to meet market needs and implementing the Company's real estate plan. The Company's executive compensation is based on four components, each of which is intended to serve the overall compensation philosophy.

  Base Salary

     Base salary is targeted toward the middle of the range established by comparable companies in the electronics and communications industries. Base salaries are reviewed annually to ensure that the Company's

---------------

     (1) The material in this report is not "soliciting material," is not deemed "filed" with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

salaries are competitive within the target range. For the purpose of establishing these levels for fiscal 1996, the Company relied in part on American Electronics Association salary surveys, on a survey conducted by a nationally recognized compensation consultant of U.S.-based high technology companies and on data obtained from executive search firms that place executives with Silicon Valley companies. As a review of data for comparable companies is performed primarily to estblish target ranges for competitive compensation, the Company does not consider the performance of the comparable companies. The comparison groups in these surveys and data sources include a broader range of companies than the sample represented in the Standard & Poor's 500 Communications Equipment Index contained in the Performance Measurement Comparison because the Company competes for talented executives with a broad range of companies in industries outside of the communications equipment industry. The salary adjustments for the Named Executive Officers shown in the Summary Compensation Table from fiscal 1994 to fiscal 1995 were primarily designed to bring these salaries into closer alignment with the mid-range of comparable companies. The Company has been increasing executive salaries gradually from a level that was significantly below the targeted range. Recognizing the competitive environment in the Company's industry and in the Silicon Valley area generally, the increases approved by the Compensation Committee in 1996 were intended to keep salaries in the mid-range of targeted companies in order to retain valuable employees.

  Merit Increase

     Merit increases are designed to encourage management to perform at consistently high levels. Salaries for executives are reviewed by the Compensation Committee on an annual basis and may be increased at that time based on the Compensation Committee's agreement that the individual's overall contribution to the Company merits recognition. The salary adjustments reflected in the Summary Compensation Table were also affected, in the case of executive officers other than the Chief Executive Officer, by the evaluation of individual contributions to the Company as provided to the Compensation Committee by the Chief Executive Officer.

  Bonuses

     Bonuses for executives are intended to be used as an incentive to encourage management to perform at a high level or to recognize a particular contribution by an employee or exceptional Company performance. Generally, the higher the employee's level of job responsibility, the larger the portion of the individual's compensation package that may be represented by a bonus. Whether a bonus will be given, and the amount of any such bonus, is determined on a yearly basis. Bonus awards must be approved by the Chief Executive Officer and the Compensation Committee in the case of executives other than the Chief Executive Officer and by the Compensation Committee alone in the case of the Chief Executive Officer.

     In determining the bonus element of compensation, the Compensation Committee places particular emphasis on the Company's performance against the management objectives and goals described above. The Compensation Committee evaluated the Company's performance against these objectives as follows: In fiscal 1996, the Company made substantial progress in attracting new subscribers, exceeding the target number of 6,000 by 50% and in raising capital, completing a private placement of $45.0 million of convertible subordinated notes (before deducting expenses). The Company also made substantial progress in developing and deploying Ricochet networks. By the end of fiscal 1996, the Company had over 9,000 subscribers, had deployed fully operational Ricochet networks over most of the San Francisco Bay Area and portions of Seattle, Washington and Washington, D.C. and had made significant progress in acquiring real estate in other metropolitan areas. In light of the Company's success in achieving important objectives in fiscal 1996, the Compensation Committee decided to award bonuses to executives.

     In addition to the bonuses described above, certain employees engaged in sales and marketing receive commissions based on the results of their efforts.

  Stock Options

     The Compensation Committee believes that stock ownership by management is beneficial in aligning management and stockholder interests with respect to enhancing stockholder value. Stock options are also used to retain executives and motivate them to improve long-term stock market performance. Stock options are granted at the prevailing market value and will only have value if the Company's stock price increases. Generally, stock option grants vest 25% after the first year and thereafter monthly in 36 equal amounts over three years.

     The Compensation Committee determines the number of options to be granted based upon the competitive marketplace, with a particular focus on determining what level of equity incentive is necessary to retain a particular individual. Outstanding historical performance by an individual is additionally recognized through larger than normal option grants.

  Chief Executive Officer

     The Compensation Committee uses the same philosophy described above with respect to other executive officers in setting the compensation for the Chief Executive Officer, Mr. Dilworth. Recognizing that Mr. Dilworth's base salary had been set for fiscal 1994, and after an increase in 1995 remained, at a level below the average salary of comparable executives at the companies covered by the surveys and other data described above, the Compensation Committee approved an increase in salary for Mr. Dilworth to $305,000 in fiscal 1996. Based upon the same factors considered with respect to the awarding of bonuses to executives in the Company generally, the Compensation Committee awarded Mr. Dilworth a bonus of $305,000 for fiscal 1996 (compared to a bonus of $137,500 for fiscal 1995). Mr. Dilworth was also granted options to purchase an aggregate of 50,000 shares of Common Stock in fiscal 1996, based upon the Compensation Committee's view of the equity incentive level required to retain his services in a competitive market, as well as the Compensation Committee's desire to maintain a clear alignment of management and stockholder interests.

  Section 162(m)

     Section 162(m) of the Code limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code. The Compensation Committee has determined that stock options granted under the Company's 1988 Stock Option Plan with an exercise price at least equal to the fair market value of the Company's common stock on the date of grant will be treated as "performance-based compensation." As a result, the Company's stockholders were asked to approve, and did approve in May 1995, an amendment to such plan that allows any compensation recognized by a Named Executive Officer as a result of the grant of such a stock option to be deductible by the Company.

Compensation Committee

          Robert S. Cline, Chairman
          Cornelius C. Bond, Jr.

                    PERFORMANCE MEASUREMENT COMPARISON((1))

     The following graph shows the total stockholder return for (a) the Common Stock, (b) the Standards & Poor's 500 Communications Equipment Index and (c) the Nasdaq-United States Index. All values assume reinvestment of the full amount of all dividends:

        Measurement Period
      (Fiscal Year Covered)           Metricom, Inc.          NASDAQ                S&P
5/01/92                                            100                 100                 100
12/92                                              108                 118                 119
12/93                                              400                 135                 114
12/94                                              250                 132                 130
12/95                                              227                 187                 195
12/96                                              250                 230                 238

---------------

     (1) The material in this graph is not "soliciting material," is not deemed "filed" with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

                     INFORMATION INCORPORATED BY REFERENCE


     The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, including Amendments No. 1 and 2 and any subsequent amendments thereto, the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997 and the Company's Current Report on Form 8-K dated October 10, 1997, each of which has been filed with the Commission, are incorporated by reference in this Proxy Statement except as superseded or modified herein. All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and before the Special Meeting will be deemed to be incorporated herein by reference and to be a part hereof from the date of filing such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.


     Statements contained in this Proxy Statement as to the contents of any contract or other document that is included as (or as part of) an Exhibit to this Proxy Statement are not necessarily complete, and in each instance reference is made to the copy of such contract or other document included as an Exhibit to this Proxy Statement.

     The information contained in this Proxy Statement with respect to the business of Vulcan and the persons presently contemplated to be designated by Vulcan to serve as directors of the Company has been supplied by Vulcan.

     THE COMPANY WILL PROVIDE WITHOUT CHARGE, UPON THE WRITTEN OR ORAL REQUEST OF ANY PERSON TO WHOM THIS PROXY STATEMENT IS DELIVERED, INCLUDING ANY BENEFICIAL OWNER OF COMMON STOCK, A COPY OF ANY AND ALL OF THE DOCUMENTS (EXCLUDING CERTAIN EXHIBITS) RELATING TO THE COMPANY THAT HAVE BEEN OR WILL BE INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT. SUCH REQUESTS FOR THE DOCUMENTS SHOULD BE DIRECTED TO CORPORATE SECRETARY, METRICOM, INC., 980 UNIVERSITY AVENUE, LOS GATOS, CALIFORNIA 95030-2375, (408) 399-8200.

                                 OTHER MATTERS

     The Board knows of no other matters that will be presented for consideration at the Special Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          William D. Swain
                                          Secretary

December 30, 1997

                                                                       EXHIBIT A

                                  COMMON STOCK
                               PURCHASE AGREEMENT

     This COMMON STOCK AGREEMENT is made as of October 10, 1997 between METRICOM, INC. (the "Company"), a corporation organized under the laws of the State of Delaware with its principal office at 980 University Avenue, Los Gatos, California 95030, and VULCAN VENTURES INCORPORATED, a corporation organized under the laws of the State of Washington ("Purchaser").

     IN CONSIDERATION of the mutual covenants contained in this Agreement, the Company and Purchaser agree as follows:

     1. Authorization. The Board of Directors of the Company has authorized the issuance and sale of up to six million four thousand one hundred sixty-seven (6,004,167) shares of its Common Stock (the "Shares"), consisting of one tranche of four million six hundred fifty thousand (4,650,000) shares of its Common Stock (the "Firm Shares") and one tranche of up to one million three hundred fifty-four thousand one hundred sixty-seven (1,354,167) shares (the "Contingent Shares").

     2. Agreement to Sell and Purchase the Shares. Subject to the terms and conditions hereof:

          (a) Purchaser agrees to purchase the Firm Shares from the Company, and the Company agrees to sell and issue the Firm Shares to Purchaser at a price of twelve dollars ($12.00) per share.

          (b) If, by October 15, 1997, Purchaser does not own or have the right to acquire at least three million (3,000,000) shares of Common Stock (excluding the Shares), Purchaser agrees to purchase from the Company, and the Company agrees to sell and issue to Purchaser, at a price of twelve dollars ($12.00) per share, a portion (or all) of the Contingent Shares equal to the difference between (i) one million three hundred fifty-four thousand one hundred sixty-seven (1,354,167) and (ii) the number of shares, if any, by which the number of shares of Common Stock (excluding the Shares) which Purchaser owns or has the right to acquire as of the Closing Date exceeds one million nine hundred thirteen thousand two hundred forty-five (1,913,245).

          (c) Notwithstanding the foregoing, the number of Shares to be purchased by Purchaser shall not under any circumstances exceed that number which causes Purchaser, together with its Affiliates (as hereinafter defined), to be the beneficial owner as of the Closing Date of more than forty-nine and nine-tenths percent (49.9%) of the outstanding Common Stock of the Company.

     3. Delivery of the Shares. The completion of the purchase and sale of the Shares (the "Closing") shall occur at the offices of Cooley Godward LLP, One Maritime Plaza, 20th Floor, San Francisco, California, as soon as practicable (but not more than three business days) after the satisfaction or waiver of all of the conditions to closing set forth herein, or at such other place and time as the Company and Purchaser may agree. At the Closing, the Company shall deliver to Purchaser one or more stock certificates registered in the name of Purchaser.

     4. Representations and Warranties of the Company. The Company hereby represents and warrants to Purchaser as follows:

          4.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to conduct its business as currently conducted and is duly qualified in each state of the United States in which the failure to be so qualified would have a material adverse effect on its business or properties.

          4.2 Authorized Capital Stock. As of the date hereof, the authorized capital stock of the Company consists of (a) fifty million (50,000,000) shares of Common Stock, $.001 par value per share, of which thirteen million six hundred eighty-three thousand seven hundred fifty-six (13,683,756) shares were outstanding as of October 9, 1997 and (b) two million (2,000,000) shares of undesignated Preferred Stock, $.001 par value per share, none of which is issued and outstanding. All of the outstanding shares of

     Common Stock were validly issued and are outstanding, fully paid and nonassessable. Except for (i) four million sixty-four thousand nine hundred eighty-one (4,064,981) shares of Common Stock subject to options granted under the Company's 1988 Stock Option Plan, 1993 Non-Employee Directors' Stock Option Plan, 1997 Equity Incentive Plan and 1997 Non-Officer Equity Incentive Plan (the "Option Plans"), (ii) three hundred fifty thousand (350,000) shares of Common Stock reserved for issuance under the Company's 1991 Employee Stock Purchase Plan (the "Purchase Plan"), (iii) two hundred fifty thousand (250,000) shares of Common Stock subject to outstanding warrants held by a financial advisor to the Company, (iv) two hundred twenty-five thousand (225,000) shares of Common Stock subject to options granted to members of the Company's Board of Directors and Wireless Communications Industry Advisory Board and (v) three million ninety-two thousand seven hundred eighty-four (3,092,784) shares of Common Stock issuable upon conversion of 8% Convertible Subordinated Notes due 2003, there are not outstanding as of the date of this Agreement any options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from the Company of any shares of its capital stock or any securities exercisable for or convertible into shares of its capital stock. As of the date of this Agreement, the Company has available for future grant nine hundred fifty-four thousand four hundred forty-seven (954,447) shares of Common stock for issuance pursuant to the Option Plans.

          4.3 Due Execution, Delivery and Performance of the Agreement. The Company's execution, delivery and performance of the Agreement, the Seventh Amendment to Registration Rights Agreement (the "Seventh Amendment") and the transactions contemplated hereby and thereby, based on the representations of Purchaser set forth in Section 5.4 hereof, (a) have been duly authorized under applicable Delaware law by all requisite corporate action by the Company, including the unanimous vote of those directors in attendance at the meeting at which such authorization was given, and (b) will not violate any law or the Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") or By-Laws of the Company or any provision of any material indenture, mortgage, agreement, contract or other material instrument to which the Company or any subsidiary is a party or by which the Company or any subsidiary or any of their respective properties or assets is bound as of the date hereof, or result in a breach of or constitute (upon notice or lapse of time or both) a default under any such indenture, mortgage, agreement, contract or other material instrument or result in the creation or imposition of any lien, security interest, mortgage, pledge, charge or other encumbrance, of any material nature whatsoever, upon any properties or assets of the Company or any subsidiary. Upon execution and delivery, and assuming the valid execution thereof by Purchaser, the Agreement and the Seventh Amendment will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          4.4 Approval of Purchaser as "Interested Stockholder." In connection with its approval of the transactions contemplated hereby, the Board of Directors of the Company understands and intends that, by virtue of and upon Purchaser's entry into this Agreement, Purchaser will become an "interested stockholder" of the Company within the meaning of Section 203 of the Delaware General Corporation Law.

          4.5 Issuance, Sale and Delivery of the Shares. When issued and paid for pursuant to the terms of this Agreement, the Shares to be sold hereunder by the Company will be validly issued and outstanding, fully paid and nonassessable.

          4.6 Additional Information. The Company represents and warrants that the information contained in the following documents, which the Company has furnished to Purchaser or will furnish prior to the Closing, did not or will not, as the case may be, at the respective dates of filing with the Securities and Exchange Commission (the "Commission") or, with respect to any proxy statement, the date of mailing to stockholders, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading:

             (a) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (without exhibits);

             (b) the Company's Quarterly Reports on Form 10-Q for the three-month periods ended June 30, 1997 and September 30 1997;

             (c) Notice to Stockholders and Proxy Statement for its Annual Meeting of Stockholders held on May 1, 1997;

             (d) Notice to Stockholders and Proxy Statement for the Special Meeting of Stockholders to be held in connection with the transactions contemplated hereby (except for information included therein that is furnished by or related to Purchaser and its affiliates or associates of such affiliates, as those terms are defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (collectively, "Affiliates")); and

             (e) all other documents, if any, filed by the Company with the Commission since January 1, 1997 pursuant to the reporting requirements of the Exchange Act.

          4.7 No Material Change. As of the date of this Agreement, other than continuing operating losses not materially inconsistent with past operating results, there has been no material adverse change in the financial condition or results of operations of the Company since June 30, 1997.

          4.8 Los Angeles Contract. Termination by the Company of its contractual arrangements with respect to the deployment and operation of Ricochet wireless data transmission systems for the City of Los Angeles would not result in material contractual liability (in excess of $500,000) to the Company.

          4.9 Compliance with Laws. To its knowledge, the Company is not in violation of any applicable statute, rule, regulation or order of the United States or any state in which the Company is engaged in business the effect of which violation would be materially adverse to the financial condition or results of operations of the Company and would seriously undermine the prospects of the Company.

     5. Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to the Company as follows:

          5.1 Organization and Qualification. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington and has all requisite corporate power and authority to conduct its business as currently conducted.

          5.2 Due Execution, Delivery and Performance of the
     Agreement. Purchaser has full right, power, authority and capacity to enter into this Agreement and the Seventh Amendment and to consummate the transactions contemplated hereby and thereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the Seventh Amendment, and (ii) upon execution and delivery, this Agreement and the Seventh Amendment shall constitute valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          5.3 Investment Representations. Purchaser understands that the Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act"). Purchaser also understands that the Shares are being offered and sold pursuant to an exemption from registration contained in the

     Securities Act based in part upon Purchaser's representations contained in this Agreement. Purchaser hereby represents and warrants as follows:

             (a) Purchaser, taking into account the personnel and resources it can practically bring to bear on the purchase of the Shares contemplated hereby, is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in shares presenting an investment decision like that involved in the purchase of the Shares, including investments in securities issued by the Company, and has requested, received, reviewed and considered all information it deems relevant in making an informed decision to purchase the Shares.

             (b) Purchaser is acquiring the number of Shares set forth in
        Section 2 above in the ordinary course of its business and for its own account for investment only and with no present intention of distributing any of such Shares and no arrangement or understanding with any other persons regarding the distribution of such Shares.

             (c) Purchaser will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Shares except in compliance with the Securities Act, the rules and regulations promulgated thereunder and the terms and conditions hereof.

             (d) Purchaser is an "accredited investor" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

          5.4 Interested Stockholder. In each case within the meaning of Section 203 of the Delaware General Corporation Law:

             (a) at no time since immediately prior to the time the Company's Board of Directors approved the transactions contemplated by this Agreement through the time of the signing hereof, has Purchaser or any "affiliate" or "associate" of Purchaser "owned" fifteen percent (15%) or more of the Company's "voting stock"; and

             (b) there are no facts, known to Purchaser or any "affiliate" or "associate" of Purchaser, that have not been disclosed to the Company that relate to whether Purchaser or any "affiliate" or "associate" of Purchaser, directly or indirectly, through one or more intermediaries, "controls" or "controlled" or is or was "controlled by" or is or was "under common control with" the Company.

          5.5 Proxy Statement. All information included in the Proxy Statement (as defined in Section 8.3) furnished by or relating to Purchaser and its Affiliates will not, at the date of mailing of the Proxy Statement to the stockholders of the Company, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which made, not misleading.

     6. Covenants of the Company. The Company hereby covenants and agrees with Purchaser as follows:

          6.1 Stockholders Meeting. The Company shall cause a meeting of its stockholders to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval of this Agreement and the transactions contemplated hereby. The proxy materials relating to such meeting shall contain the recommendation of the Board of Directors of the Company that the stockholders approve this Agreement and the transactions contemplated hereby unless the Board of Directors determines that the making of such recommendation is not consistent with the fulfillment of its fiduciary duties.

          6.2 Conduct of Business.

             (a) Subject to Section 6.2(b) below, from and after the date of this Agreement to and including the Closing Date, the Company will carry on its business consistent with its past practices and, except with Purchaser's consent, will not effect any corporate actions other than in the ordinary course of business, including (i) soliciting, initiating or engaging in any discussions or negotiations concerning any Transaction Proposal (as hereinafter defined), (ii) substantially altering the Company's business plan or adopting a new business plan, (iii) electing a new Chief Executive

        Officer, (iv) making new commitments for capital expenditures in excess of five million dollars ($5,000,000) in any one quarter or (v) making new contractual commitments (excluding commitments to the parties identified on SCHEDULE I) involving disbursements in excess of one million dollars ($1,000,000) for any one contract.

             (b) Notwithstanding anything to the contrary contained in this
        Section 6.2 or elsewhere in this Agreement, nothing in this Agreement shall be construed to prohibit the Company, its subsidiaries, officers, directors or advisors from: (i) with respect to certain parties previously identified to Purchaser in a memorandum dated October 10, 1997 (the "Identified Companies"), directly or indirectly soliciting or initiating the submission of any Transaction Proposal (as hereinafter defined); (ii) continuing preexisting discussions with the parties identified in the Schedule of Exceptions attached hereto as SCHEDULE I (none of which discussions presently involves a Transaction Proposal) and consummating the transactions contemplated by such discussions; or
        (iii) with respect to any Transaction Proposal from any of the Identified Companies or any unsolicited Transaction Proposal from any other party (A) participating in any discussions or negotiations regarding, or furnishing to any persons or entities any non-public information with respect to, such Transaction Proposal or potential Transaction Proposal; (B) approving, endorsing or recommending such Transaction Proposal or (C) entering into any letter of intent, contract or other instrument with respect to such Transaction Proposal. In its sole discretion, the Board of Directors of the Company may recommend approval of any such Transaction Proposal to the stockholders of the Company.

             (c) If, prior to the Closing Date or the termination of this Agreement, the Company receives any Transaction Proposal, it will so advise Purchaser a reasonable period of time prior to such time, if any, as the Board of Directors of the Company approves such Transaction Proposal and will afford Purchaser an opportunity to discuss with the Company what, if any, response Purchaser may desire to make with respect to such Transaction Proposal.

             (d) If, prior to the Closing Date or the termination of this Agreement, the Board of Directors recommends to its stockholders, or enters into a definitive agreement to consummate, a Transaction Proposal (other than with Purchaser or its Affiliates) that involves (i) a merger involving the Company in which the stockholders of the Company immediately prior to the transaction would own a minority of the surviving or acquiring entity, (ii) a sale or other disposition of more than twenty percent (20%) of the consolidated assets of the Company and its subsidiaries, (iii) a liquidation or dissolution of the Company, or
        (iv) a sale or disposition of, or other business combination involving, the issuance of capital stock of the Company representing more than twenty percent (20%) of the outstanding Common Stock of the Company, then the Company shall pay to Purchaser, by wire transfer or certified check, a fee of three million dollars ($3,000,000); provided, however, that if the transactions contemplated by this Agreement are subsequently consummated, Purchaser shall immediately repay to the Company, by wire transfer or certified check, such fee of three million dollars ($3,000,000).

             (e) For purposes of this Agreement, "Transaction Proposal" shall mean any proposal (other than any proposal by Purchaser or its Affiliates) regarding (i) any merger, consolidation, share exchange, business combination or other similar transaction or series of related transactions involving the Company; (ii) any sale, lease, exchange, transfer or other disposition of more than twenty percent (20%) of the assets of the Company or any subsidiary of the Company; and (iii) any offer to purchase (whether from the Company or otherwise), tender offer, exchange offer or similar transaction involving the capital stock of the Company.

             (f) Notwithstanding anything to the contrary contained in this
        Section 6.2 or elsewhere in this Agreement, at any time after the date hereof, the Company may file with the Commission a Current Report on Form 8-K with respect to this Agreement and may file a copy of this Agreement and any related agreement as an exhibit to such Report.

          6.3 Additional Issuances.

             (a) At any time after the Closing, so long as Purchaser (together with its Affiliates) holds of record or beneficially owns at least twenty percent (20%) of the Common Stock of the Company (the "Minimum Percentage"), in the event the Company shall issue (an "Additional Issuance") any capital stock, including securities of any type that are, or may become, convertible into or exercisable or exchangeable for capital stock of the Company (the "Additional Securities"), Purchaser shall have the right to subscribe for and to purchase that number of Additional Securities such that Purchaser holds the same percentage of the Company's outstanding capital stock immediately prior to and immediately following the Additional Issuance (the "Pro Rata Share"); provided, however, that this Section 6.3 shall not apply to shares issued

                (i) to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary, pursuant to stock purchase or stock option plans or other arrangements;

                (ii) pursuant to any options, warrants, conversion rights or other rights or agreements outstanding as of the date of this Agreement;

                (iii) for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination;

                (iv) in connection with any stock split, stock dividend or recapitalization by the Company;

                (v) pursuant to any equipment leasing arrangement or debt financing from a bank or similar financial institution; and

                (vi) in connection with any strategic transaction involving the Company and other entities, including (A) joint ventures, manufacturing, marketing or distribution arrangements or (B) technology transfer or development arrangements; provided, however, that the exception set forth in this subsection (vi) shall not apply to the extent any individual strategic transaction involves the issuance of shares of Common Stock in excess of five percent (5%) of the currently outstanding shares of Common Stock or all such strategic transactions together involve the issuance of shares of Common Stock in excess of ten percent (10%) of the currently outstanding shares of Common Stock.

             (b) If the Company proposes an Additional Issuance, the Company shall, at least thirty (30) days prior to the proposed closing date of such issuance, give written notice to Purchaser and offer to sell to Purchaser its Pro Rata Share of the Additional Securities at the lowest price per share, and otherwise on the same terms and conditions, offered to other investors. Such notice shall describe the type of Additional Securities which the Company is offering to Purchaser, the price of the Additional Securities and the general terms upon which the Company will issue same. Purchaser shall have fifteen (15) days from the date of mailing of any such notice to agree to purchase its Pro Rata Share of such Additional Securities for the price and upon the general terms specified in the notice by giving written notice to the Company and stating therein the quantity of Additional Securities to be purchased. Sale and issuance of the Additional Securities which Purchaser has elected to purchase shall be effected within forty-five (45) days of the date of the original notice, but only after compliance with all governmental regulations, including but not limited to the expiration of the applicable waiting periods under the Hart- Scott-Rodino Antitrust Improvement Act of 1976 and the rules promulgated thereunder (the "HSR Act").

             (c) In the event that, at any time, Purchaser's percentage ownership (calculated pursuant to Section 6.3(a) above) shall be decreased as a result of (i) any transfer by Purchaser or any of its Affiliates to one or more transferees that are not Affiliates of Purchaser of any Shares or other securities held of record or beneficially owned by Purchaser or its Affiliates, or (ii) Purchaser's not purchasing the full amount of Additional Securities offered for purchase pursuant to this Section 6.3, a new percentage ownership level shall be established based on Purchaser's percentage ownership in effect immediately following such transfer or Additional Issuance (the "Reduced Percentage

        Ownership"), and thereafter the Company shall be required to offer to Purchaser only such number of Additional Securities pursuant to this
        Section 6.3 as would permit Purchaser to maintain the Reduced Percentage Ownership.

     7. Covenants of Purchaser. Purchaser hereby covenants and agrees with the Company as follows:

          7.1 Credit Facility. From and after the date of this Agreement, to and including the Closing Date, Purchaser will, upon written request of the Company from time to time, make available to the Company up to ten million dollars ($10,000,000) in the form of an unsecured credit facility (the "Credit Facility"); provided, however, that any balance under the Credit Facility outstanding on the Closing Date shall be repaid from the net proceeds to the Company from the sale of the Shares or from the net proceeds to the Company from the sale of other securities in one or more capital-raising transactions. The Credit Facility shall have a term of nine
     (9) months from the initial drawdown of the Credit Facility, any outstanding balance shall bear interest at the rate of twelve percent (12%) per annum, payable quarterly, and each advance under the Credit Facility shall be evidenced by a promissory note to the foregoing effect. Prior and as a condition to the initial drawdown under the Credit Facility, Purchaser shall have received an opinion of Cooley Godward LLP to the effect that such promissory note(s), when delivered by the Company in connection with each drawdown, will be valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          7.2 Restrictions on Transfer.

             (a) Purchaser agrees not to make any disposition of all or any portion of the Shares unless and until:

                (i) There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

                (ii) (A) The transferee has agreed in writing to be bound by this Section 7.2, and (B) Purchaser or any transferor shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and if reasonably requested by the Company, shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act. It is agreed that the Company will not require agreements of transferees or opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances.

                (iii) Notwithstanding the provisions of paragraphs (i) and (ii) above, no such registration statement or opinion of counsel shall be necessary for a transfer by Purchaser or any transferor which is (A) a partnership to its partners or former partners in accordance with partnership interests, (B) a corporation to its stockholders in accordance with their interest in the corporation, (C) a limited liability company to its members or former members in accordance with their interest in the limited liability company, or (D) to such holder's family member or trust for the benefit of such holder, provided the transferee will be subject to the terms of this Section 7.2.

             (b) If Purchaser (or Purchaser and its Affiliates together) proposes to transfer, directly or indirectly, shares of Common Stock representing more than twenty percent (20%) of the then outstanding Common Stock of the Company to any single transferee not affiliated with Purchaser (with any group of affiliated transferees or multiple transferees acting in concert considered to be a single transferee for purposes of this provision), Purchaser may effect such transfer only (i) with the prior express approval of a majority of the directors of the Company serving on the Board of Directors prior to and after the Closing Date or successors to such directors appointed or elected pursuant to the procedure described in Section 8.1(d) below (such directors being hereinafter referred to as "Independent Directors" and such approval being hereinafter referred to as "Approval of the Independent Directors") or (ii) if such transferee or transferees shall agree to make, as soon as practicable after such transfer, a bona fide offer, through a tender offer or otherwise, to purchase a pro rata portion of the outstanding Common Stock held by stockholders other than Purchaser or the transferee or transferees on the same terms and conditions as the proposed transfer; provided, however, that such requirement shall not apply to transfers to Affiliates of Purchaser that agree to be bound by the restrictions set forth in this Section 7.2.

             (c) Any purported transfer of Shares in violation of this Agreement shall be void and of no effect, and shall not operate to transfer any interest or title to the purported transferee. Transfers to any Affiliate of Purchaser shall be effective only if such Affiliate of Purchaser agrees in writing to be bound by the restrictions contained herein applicable to Purchaser.

          7.3 Standstill Agreement.

             (a) Except with the Approval of the Independent Directors, Purchaser will not (and will not assist or encourage others affiliated with it to), and Purchaser will ensure that its Affiliates do not (and will not assist or encourage others affiliated with them to), directly or indirectly:

                (i) make, effect, initiate, cause or participate in (A) any acquisition of ownership (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Exchange Act) of any securities of the Company or any subsidiary or other Affiliate of the Company, (B) any acquisition of any assets of the Company or any subsidiary or other Affiliate of the Company except as anticipated hereby, or (C) any tender offer, exchange offer, merger, business combination, recapitalization, restructuring, liquidation, dissolution or extraordinary transaction involving the Company or any subsidiary or other Affiliate of the Company, or involving any securities or assets of the Company or any subsidiary or other Affiliate of the Company; or

                (ii) initiate, propose, make or in any way participate in, directly or indirectly, any "solicitation" of "proxies" to vote, or seek to influence any person or entity with respect to voting of, any securities of the Company against the election of any of the Independent Directors, or become a "participant" in a "solicitation" or "election contest" (as such terms are defined or used in Regulation 14A under the Exchange Act) in any election contest with respect to the removal of any of the Independent Directors.

             (b) Notwithstanding Section 7.3(a)(i) above, Purchaser and its Affiliates may acquire equity securities of the Company (i) as provided in Section 7.4 below and (ii) from and after the Closing to the extent that such acquisition does not cause Purchaser's and its Affiliates' aggregate beneficial ownership of the outstanding capital stock of the Company to increase to a percentage of the then outstanding capital stock of the Company that exceeds the sum of (A) Purchaser's and its Affiliates' aggregate beneficial ownership of the outstanding capital stock of the Company immediately after the Closing as a percentage of the outstanding capital stock of the Company immediately after the Closing and (B) ten (10) percentage points.

             (c) This Section 7.3 shall cease to have any further force or effect if any person or group makes a bona fide tender offer to purchase more than fifty percent (50%) of the then outstanding shares of capital stock of the Company (determined as if all convertible securities were converted into shares of Common Stock); provided, however, that this paragraph (c) shall not be applied to any tender offer caused, influenced, encouraged, induced, assisted or participated in by Purchaser or any of its Affiliates.

             (c) Purchaser acknowledges that money damages would not be a sufficient remedy for any breach of this Section 7.3 by Purchaser or its directors, officers, employees or agents and that, in addition to all other remedies, the Company shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach or any threatened breach, and Purchaser further agrees to waive and to use its best efforts to cause Purchaser's directors, officers, employees or agents to waive, any requirement for the securing or posting of any bond in connection with such remedy.

          7.4 Acquisition of the Company by Purchaser.

             (a) If, at any time after the date of this Agreement, Purchaser or any of its Affiliates intend to acquire all of the outstanding equity securities not held of record or beneficially owned by Purchaser or its Affiliates (the "Independent Shares"), Purchaser shall notify the Company in writing of such intention. The Company may, upon approval of the Board of Directors, enter into an agreement with respect to such proposal so long as such agreement does not provide for any "breakup" or "topping" fee, expense reimbursement or other similar payment by the Company in the event that the transactions contemplated by such proposal are not consummated. Purchaser will ensure that any such proposal submitted by Purchaser or any of its Affiliates and any agreement of the Company with respect thereto will be on terms and conditions consistent with, and that do not render impracticable, the procedures set forth in this Section 7.4.

             (b) For ninety (90) days following receipt of such notice (or such shorter period, if any, as the Independent Directors may deem appropriate), the Independent Directors shall have full authority to conduct a "market check" with respect to the proposed transaction, which may include (i) authorizing the Company's independent financial advisors to (A) advise the market and potential acquirors of the Company that Purchaser has submitted a proposal to acquire the Independent Shares and that offers by other persons or entities to acquire the Company or the Independent Shares may be submitted for consideration by the Independent Directors and the Board of Directors as a whole and (B) provide other customary investment banking services with respect to any offers that may be received; (ii) causing the Company to enter into engagement letters or customary terms with such financial advisors with respect to the foregoing services; and (iii) disclosing any non-public information concerning the Company or any of its subsidiaries to, or affording any access to the properties, books or records of the Company or any of its subsidiaries to any person or entity desiring to submit such an offer.

             (c) In the event that, (i) within such ninety (90) day period (or such shorter period, if any, as the Independent Directors may deem appropriate), the Company receives a proposal to acquire the Independent Shares or the Company (whether through merger, acquisition of all or substantially all of the Company's assets, a tender or exchange offer for the Company's securities, or otherwise) that the Board of Directors determines, after consultation with its independent financial advisors, would be reasonably likely to result in a transaction more favorable than Purchaser's proposal, from a financial point of view, to the holders of the Independent Shares (a "Superior Proposal"), and (ii) the Board of Directors causes the Company to enter into a definitive agreement to effect the transactions contemplated by the Superior Proposal or recommends to the stockholders of the Company the acceptance of the Superior Proposal, Purchaser shall (and shall cause its Affiliates to) cast its votes or submit proxies in favor of such Superior Proposal at any meeting of stockholders held to approve such Superior Proposal or shall tender its shares of the Company in response to any tender offer made in connection with the Superior Proposal, unless such recommendation is withdrawn or modified because the Company has received a proposal that is determined by the Board of Directors, as set forth above, to be superior to the Superior Proposal, or for any other reason.

             (c) In the event that, within the ninety (90) day period (or such shorter period, if any, as the Independent Directors may deem appropriate), the Company does not receive a Superior Proposal, the Company and Purchaser may consummate the transactions contemplated by Purchaser's proposal, provided that the Board has received an opinion from an independent financial advisor, in form and substance satisfactory to the Independent Directors, to the effect that the transaction is fair to the holders of the Independent Shares from a financial point of view and that the price to be received by the holders of the Independent Shares in the transaction includes a control premium comparable to that which would be obtained in an auction of the Company unconstrained by the effects of the existence of any dominant or controlling ownership interest.

          7.5 "Market Stand-off" Agreement. Purchaser agrees not to sell or otherwise transfer or dispose of any Common Stock (or other securities) of the Company held by it during the ninety (90) day period following the effective date of a registration statement of the Company filed under the Securities Act in connection with any underwritten public offering of Common Stock (or other securities) of the Company if so requested by the Company and the underwriters; provided that:

             (a) all officers and directors of the Company enter into similar agreements; and

             (b) such time period may be waived or shortened by such underwriter.

          The Company may impose stop-transfer instructions with respect to the shares (or securities) subject to the foregoing restriction until the end of such period.

          7.6 Disclosure. Purchaser and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement.

     8. Additional Covenants of the Parties.

        8.1 Board Composition.

             (a) Upon the Closing, appropriate action shall be taken so that the Company's Board of Directors will consist of the individuals identified in the memorandum dated October 10, 1997 from the Company to Purchaser (the "Board Memorandum"). If the number of authorized members of the Board is increased, the number of Independent Directors shall be proportionately increased.

             (b) For so long as any Independent Director continues as a member of the Board of Directors of the Company, the Company shall maintain in effect all (or implement equivalent) compensatory plans, programs and other benefits that are in effect immediately prior to the Closing for the benefit of non-employee directors of the Company, including without limitation, stock plans, expense reimbursement, indemnification agreements and liability insurance, and the Company shall continue to operate such plans, programs and benefits in a manner consistent with past practice.

             (c) At any meeting of stockholders of the Company at which the election of directors is submitted to a vote of the stockholders, Purchaser shall cause the Board of Directors of the Company to include on the slate of nominees for election those Independent Directors who are in the class whose term of office is then ending and shall recommend to the stockholders the election of such Independent Directors. In casting votes (or giving proxies) with respect to the election of any of the Independent Directors submitted for a vote of the stockholders of the Company, Purchaser shall vote (and Purchaser shall cause any Affiliate of Purchaser to vote) all shares held of record or beneficially owned by Purchaser or its Affiliates, respectively, in the same proportion as the votes cast in favor of or withheld from such nominees for Independent Directors by other holders of Common Stock of the Company.

             (d) In the event of any vacancy on the Board created as a result of the resignation, death, disability, removal or disqualification of any of the Independent Directors, an Independent Director Nominating Committee composed of the remaining Independent Directors, after consultation with the other directors, shall be entitled to select a nominee to complete the remaining term of the Independent Director whose position was vacated and either (i) such nominee shall be elected as an Independent Director by action of the full Board of Directors or (ii) if such nominee is not so elected, the Board shall call a special meeting of stockholders of the Company to consider and vote on the election of such nominee. In connection with such election, Purchaser shall vote (and Purchaser shall cause any Affiliate of Purchaser to vote) with respect to the election of such new Independent Director in accordance with Section 8.1(c) hereof. Nothing contained herein shall be deemed to preclude or restrict any stockholder of the Company who is not affiliated or associated with Purchaser from nominating a person for election to the Board, in accordance with procedure set forth in the Company's By-Laws, and any person so nominated who is then elected as a director shall be deemed to be an Independent Director.

          8.2 Independent Director Action.

             (a) Without the Approval of the Independent Directors, Purchaser shall not (and shall not permit any of its Affiliates to): (i) engage in any transaction with the Company or any subsidiary of the Company other than in the ordinary course of business or having a dollar value less than twenty-five thousand dollars ($25,000); or (ii) agree to any amendment of, or waiver of any rights under, this Agreement or any other agreement to which the Company and Purchaser or any its Affiliates are parties.

             (b) Purchaser shall not (and shall not permit any of its Affiliates to) directly or indirectly, approve, permit, tender any shares in or otherwise facilitate any Sale of the Company (as hereinafter defined) unless (i) the Company shall have first engaged a nationally recognized investment banking firm selected with the Approval of the Independent Directors and (ii) such firm has rendered to the Board an opinion, satisfactory in form and substance to the Independent Directors, to the effect that the transaction is fair, from a financial point of view, to the stockholders of the Company and that the price to be received by the stockholders of the Company in the transaction includes a control premium comparable to that which would be obtained in an auction of the Company unconstrained by the effects of the existence of any dominant or controlling ownership interest.

             (c) A "Sale of the Company" shall mean any form of merger with, recapitalization, restructuring, liquidation, dissolution or sale of all or substantially all the assets of, or similar business combination or other similar transaction with or involving the Company or any of its subsidiaries (other than with Purchaser or any of its Affiliates).

          8.3 Proxy Statement. As promptly as practicable after the date of this Agreement, the Company shall prepare and cause to be filed with the Commission a Proxy Statement in connection with the transactions contemplated hereby (the "Proxy Statement"), and the Company shall respond promptly to any comments of the Commission or its staff with respect thereto. The Company will afford Purchaser a reasonable opportunity to review and comment on the proposed form of Proxy Statement prior to its filing with the Commission. Purchaser shall promptly furnish to the Company all information concerning Purchaser, its subsidiaries and its stockholders as may be required or reasonably requested in connection with any action contemplated by this Section 8.3. Such Proxy Statement shall include as an exhibit the opinion from the Company's financial advisor referred to in
     Section 9.2(h). The Company shall (a) notify Purchaser promptly of the receipt of any comments from the Commission or its staff and of any request by the Commission or its staff for amendments or supplements to the Proxy Statement or for additional information and (b) supply Purchaser with copies of all correspondence with the Commission or its staff with respect to the Proxy Statement. Whenever any event occurs that should be set forth in an amendment or supplement to the Proxy Statement, Purchaser or the Company, as the case may be, shall promptly inform the other of such occurrence and shall cooperate in filing with the Commission or its staff, and, if appropriate, mailing to stockholders of the Company, such amendment or supplement.

          8.4 Regulatory Approval. The Company and Purchaser shall use commercially reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed with any federal, state, local, municipal, foreign or other governmental body ("Governmental Body") with respect to the transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and Purchaser shall, promptly after the date of this Agreement, prepare and file the notifications required under the HSR Act in connection with the transactions contemplated by this Agreement. The Company and Purchaser shall respond as promptly as practicable to (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (ii) any inquiries or requests received from any state attorney general or other Governmental Body in connection with antitrust or related matters. Each of the Company and Purchaser shall (A) give the other party prompt notice of the commencement of any action, suit, litigation, arbitration, preceding or investigation ("Legal Proceeding") by or before any Governmental Body with respect to the transactions contemplated by this Agreement, (B) keep the other party informed as to the status of any such Legal Proceeding, and
     (C) promptly inform the other party of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Body regarding the transactions contemplated by this Agreement.

          8.5 Amendment of Certificate of Incorporation or Bylaws. The Company and Purchaser shall take all steps reasonably necessary to amend the Company's Certificate of Incorporation and By-Laws to implement the rights and obligations of the parties contained herein to the extent necessary or appropriate under Delaware law. The Company's Certificate of Incorporation and By-Laws shall be amended to provide that, to the full extent permitted by the Delaware General Corporation Law, the filling of vacancies on the Board of Directors may be effected by written consent of a majority in interest of the stockholders.

     9.  Conditions to Closing.

          9.1 Conditions to Purchaser's Obligations at the Closing. Purchaser's obligations to purchase the Shares at the Closing are subject to the satisfaction, at or prior to the Closing, of the following conditions:

             (a) Representations and Warranties True; Performance of Obligations. The representations and warranties made by the Company in
        Section 4 hereof shall have been true and correct in all material respects as of the Closing Date except for changes contemplated by this Agreement and except for those representations and warranties that address matters only as of the date of this Agreement or any other particular date (other than the Closing Date), which shall remain true and correct in all material respects as of such particular date, and the Company shall have performed in all material respects all covenants and obligations herein required to be performed or observed by it on or prior to the Closing.

             (b) Consents, Permits, and Waivers. On or prior to the Closing Date, Purchaser shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by this Agreement and the Seventh Amendment to Registration Rights Agreement (except for such as may be properly obtained subsequent to the Closing).

             (c) Absence of Restraint. No order to restrain, enjoin or otherwise prevent the consummation of the transactions contemplated hereby shall have been entered by any court or other governmental authority and no litigation shall be pending which challenges or seeks to restrain or prohibit the consummation of the transactions contemplated hereby.

             (d) Statutory Requirements. All statutory requirements and regulatory approvals for the valid consummation by Purchaser of the transactions contemplated by this Agreement, including the termination of the waiting period of the HSR Act if such filing is required, shall have been fulfilled or received.

             (e) Stockholder Approval. On or prior to the Closing Date, the transactions contemplated by this Agreement shall have been approved by the affirmative vote of the stockholders of the Company as required by applicable law or the requirements of the Nasdaq Stock Market applicable to National Market securities.

             (f) Seventh Amendment to Registration Rights Agreement. The Company and holders of at least fifty-one percent (51%) of the Registrable Securities (as defined in the original Registration Rights Agreement, dated June 23, 1986, as amended to date) shall have entered into the Seventh Amendment to Registration Rights Agreement, in substantially the form attached hereto as EXHIBIT A.

             (g) Board of Directors. As of the Closing, all necessary corporate action shall have been taken to the effect that, effective immediately following the Closing, the Board of Directors of the Company shall consist of the individuals determined pursuant to the Board Memorandum.

             (h) Legal Opinion. Purchaser shall have received from Cooley Godward LLP an opinion addressed to it, dated as of the Closing, substantially in the form attached hereto as EXHIBIT B.

             (i) Compliance Certificate. The Company shall have delivered to Purchaser or its counsel a Compliance Certificate, executed by the President and the Chief Financial Officer of the Company, dated as of the date of the Closing, to the effect that the conditions specified in subsections (a) through (h) of Section 9.2 have been satisfied.

          9.2 Conditions to Obligations of the Company. The Company's obligation to issue and sell the Shares at the Closing is subject to the satisfaction, on or prior to the Closing, of the following conditions:

             (a) Representations and Warranties True; Performance of Obligations. The representations and warranties made by Purchaser in
        Section 5 hereof shall have been true and correct in all material respects as of the Closing Date except for changes contemplated by this Agreement and except for those representations and warranties that address matters only as of the date of this Agreement or any other particular date (other than the Closing Date), which shall remain true and correct in all material respects as of such particular date, and Purchaser shall have performed in all material respects all covenants and obligations herein required to be performed or observed by it on or prior to the Closing.

             (b) Consents, Permits, and Waivers. On or prior to the Closing Date, the Company shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by this Agreement and the Seventh Amendment to Registration Rights Agreement (except for such as may be properly obtained subsequent to the Closing).

             (c) Absence of Restraint. No order to restrain, enjoin or otherwise prevent the consummation of the transactions contemplated hereby shall have been entered by any court or other governmental authority and no litigation shall be pending which challenges or seeks to restrain or prohibit the consummation of the transactions contemplated hereby.

             (d) Stockholder Approval. On or prior to the Closing Date, the transactions contemplated by this Agreement shall have been approved by the affirmative vote of the holders of a majority of the capital stock of the Company represented and voting on such matters, excluding the shares of capital stock held by Purchaser and its Affiliates or which Purchaser and its Affiliates have the sole or shared power to vote (the "Requisite Vote").

             (e) Statutory Requirements. All statutory requirements and regulatory approvals for the valid consummation by Purchaser of the transactions contemplated by this Agreement, including the termination of the waiting period of the HSR Act if such filing is required, shall have been fulfilled or received.

             (f) Seventh Amendment to Registration Rights Agreement. Purchaser and holders of at least fifty-one percent (51%) of the Registrable Securities (as defined in the original Registration Rights Agreement, dated June 23, 1986, as amended to date) shall have entered into the Seventh Amendment to Registration Rights Agreement, in substantially the form attached hereto as EXHIBIT A.

             (g) Legal Opinion. The Company shall have received from Irell & Manella an opinion addressed to it, dated as of the Closing, substantially in the forms attached hereto as Exhibit C.

             (h) Fairness Opinion. The opinion of Furman Selz LLC to the Company's Board of Directors, dated the date hereof, to the effect that the transactions contemplated by this Agreement are fair from a financial point of view to the stockholders of the Company shall not have been withdrawn or modified.

             (i) Compliance Certificate. Purchaser shall have delivered to the Company or its counsel a Compliance Certificate, executed by the President and the Chief Financial Officer of Purchaser, dated as of the date of the Closing, to the effect that the conditions specified in subsections (a) through (h) of Section 9.1 have been satisfied.

     10.  Termination and Amendment.

          10.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

             (a) by mutual agreement of the Company and Purchaser;

             (b) by either the Company or Purchaser if this Agreement shall not have been consummated by January 31, 1998, unless extended by mutual agreement or unless the failure to consummate the Agreement is attributable to a failure on the part of the party seeking to terminate this Agreement to perform any material obligation required to be performed by such party at or prior to the Closing Date; or

             (c) by either the Company or Purchaser if the meeting of the Company's stockholders shall have been concluded and:

                (i) with respect to Purchaser, the vote of the Company's stockholders required by applicable laws to approve the transactions contemplated by this Agreement shall not have been obtained; or

                (ii) with respect to the Company, the Requisite Vote of the stockholders shall not have been obtained.

          10.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders, except as set forth in Section 6.2(c), and except for the provisions set forth in Sections 7.3(a), (c) and (d), which shall continue for a period of three (3) years from the date of this Agreement, unless the failure to consummate this Agreement or the transactions contemplated hereby is attributable to a failure on the part the Company to perform any material obligation required to be performed by the Company. Notwithstanding the foregoing, nothing in this Section 10.2 shall relieve any party to this Agreement of liability for a material breach of any provision of this Agreement.

          10.3 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     11.  Miscellaneous.

          11.1  Survival of Representations, Warranties and
     Agreement. Notwithstanding any investigation made by any party to this Agreement, all covenants, agreements, representations and warranties made by the Company and Purchaser herein and in the certificates for the Shares delivered pursuant hereto shall survive the execution of this Agreement and shall expire as of and be of no further force or effect after the Closing.

          11.2 No Transfer of Rights. Except as otherwise provided herein, no rights granted to Purchaser hereunder may be assigned or otherwise conveyed by Purchaser to any transferee.

          11.3 Restricted Securities; Legends. Notwithstanding the foregoing, Purchaser understands that (i) the Shares have not been registered under the Securities Act by reason of a specific exemption therefrom, and may not be transferred or resold except pursuant to an effective registration statement or exemption from registration; (ii) each certificate representing the Shares will be endorsed with the following legends:

             (a) THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLI-

        CABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

             (b) Any legend required to be placed thereon by applicable federal or state securities laws.

and (iii) the Company will instruct any transfer agent not to register the transfer of any of the Shares unless the conditions specified in the foregoing legends are satisfied.

          11.4 Fees and Expenses. Each of the parties hereto shall bear its own expenses in connection with negotiation, preparation, execution and consummation of this Agreement and the transactions contemplated hereby, including, but not limited to, legal, accounting and investment banking fees and expenses.

          11.5 Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be in writing, shall be mailed by first-class registered or certified airmail, or nationally recognized overnight express courier postage prepaid, and shall be deemed given when so mailed and shall be delivered as follows:

           (a) if to the Company, to:

              Metricom, Inc.
              980 University Avenue
              Los Gatos, California 95030
              Attention: Chief Executive Officer

              with a copy so mailed to:

              Cooley Godward LLP
              One Maritime Plaza, 20th Floor
              San Francisco, CA 94111-3580
              Attention: James C. Gaither

or to such other person at such other place as the Company shall designate to Purchaser in writing; and

             (b) if to Purchaser, at its address as set forth at the end of this Agreement, or at such other address or addresses as may have been furnished to the Company in writing.

          11.6 Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

          11.7 Severability. In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

          11.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware as to matters between the Company and its stockholders and other matters of corporate governance and, as to all other matters, with the laws of the State of California, without regard to the choice of law provisions thereof, and the federal law of the United States of America.

          11.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

                                          METRICOM, INC.

                                          By:    /s/ ROBERT P. DILWORTH
                                            ------------------------------------
                                                     Robert P. Dilworth
                                                  Chief Executive Officer

                                          VULCAN VENTURES INCORPORATED

                                          By:       /s/ WILLIAM SAVOY
                                            ------------------------------------
                                                       William Savoy

                                          Address:

                                          110-110th Avenue N.E.
                                          Suite 550
                                          Bellevue, WA 98004
                                          Attention: William Savoy

                                                                       EXHIBIT B

                                    RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                                 METRICOM, INC.

                                       I.

     The name of this corporation is Metricom, Inc.

                                      II.

     The address of the registered office of the corporation in the State of Delaware is 32 Loockerman Square, Suite L-100, City of Dover, County of Kent, and the name of the registered agent of the corporation in the State of Delaware at such address is The Prentice-Hall Corporation System, Inc.

                                      III.

     The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

     A. The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under Delaware law.

     B. The Corporation is authorized to provide indemnification of agents (as defined in Section 145 of the Delaware General Corporation Law) for breach of duty to the Corporation and its stockholders through bylaw provisions, through agreements with the agents, and/or through stockholder resolutions, or otherwise, in excess of the indemnification otherwise permitted by Section 145 of the Delaware General Corporation Law.

     C. Any repeal or modification of this Article III shall be prospective and shall not affect the rights under this Article III in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

                                      IV.

     A. This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is fifty-two million (52,000,000) shares. Fifty million (50,000,000) shares shall be Common Stock, each having a par value of one tenth of one cent ($0.001). Two million (2,000,000) shares shall be Preferred Stock, each having a par value of one tenth of one cent ($0.001).

     B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by filing a certificate pursuant to the Delaware General Corporation Law, to fix or alter from time to time the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof, including without limitation the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and the liquidation preferences of any wholly unissued series of Preferred Stock, and to establish from time to time the number of shares constituting any such series and the designation thereof, or any of them (a "Preferred Stock Designation"); and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

     C. No share or shares of any series of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued as part of such series, and the Board of Directors is authorized, pursuant to Section 243 of the Delaware General Corporation Law, to retire any such share or shares. The retirement of any such share or shares shall not reduce the total authorized number of shares of Preferred Stock.

                                       V.

     For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation and regulation of the powers of the corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

     A. The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors.

     The directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the closing of the corporation's initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of the Common Stock of the corporation (the "Initial Public Offering"), the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the closing of the Initial Public Offering, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the closing of the Initial Public Offering, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

     Notwithstanding the foregoing provisions of this Article, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

     Any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes shall be filled by either (i) the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of voting stock of the corporation entitled to vote generally in the election of directors (the "Voting Stock") voting together as a single class; or (ii) by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such newly created directorship shall be filled by the stockholders, be filled only by the affirmative vote of the directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified. Notwithstanding the foregoing, in the event of any vacancy on the Board of Directors resulting from the resignation, death, disability, removal or disqualification of any director serving on the Board of Directors both prior to and immediately after the closing of the transactions contemplated by the Common Stock Purchase Agreement, dated October 10, 1997, between the Company and the purchaser named therein, or any successor thereto, or successor of such successor (an "Independent Director"), a committee of the Board of Directors consisting of the remaining Independent Directors shall, pursuant to Section 141(a) of the Delaware General Corporation Law, fill such vacancy by a majority vote of such directors. Any director so elected by such committee shall be an "Independent Director" for purposes of this paragraph.

     B. The Bylaws may be altered or amended or new Bylaws adopted by the affirmative vote of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the

Voting Stock. In furtherance and not in limitation of the power conferred by statute, the Board of Directors is expressly authorized to adopt, amend, supplement or repeal the Bylaws.

     C. The directors of the corporation need not be elected by written ballot unless the Bylaws so provide.

     D. No action shall be taken by the stockholders of the corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws and no action shall be taken by the stockholders by written consent; provided, however, that notwithstanding anything to the contrary contained herein, the stockholders may act by without a meeting, without prior notice and without a vote solely in the election of directors to fill vacancies on the Board of Directors (other than a vacancy resulting from the resignation, death, disability, removal or disqualification of any Independent Director).

     E. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the corporation shall be given in the manner provided in the Bylaws of the corporation.

     F. Any director, or the entire Board of Directors, may be removed from office at any time (i) with cause by the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class; or (ii) without cause by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock.

                                      VI.

     Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, this Certificate of Incorporation or any Preferred Stock Designation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal Article V, Article VI or
Article VIII.

                                      VII.

     The corporation is to have perpetual existence.

                                     VIII.

     The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in Article VI of this Certificate, and all rights conferred upon the stockholders herein are granted subject to this right.

                                                                       EXHIBIT C


FURMAN SELZ


 LLC  101 CALIFORNIA STREET, SUITE 4300 - SAN FRANCISCO, CA 94111 - 415-834-3600


                                                                FAX 415-834-3688



                                                                        NEW YORK


                                                                          BOSTON


                                                                          LONDON


                                                                           TOKYO


                                                                October 10, 1997

The Board of Directors
Metricom, Inc.
980 University Avenue
Los Gatos, CA 95030

Gentlemen:

     We understand that Metricom, Inc. ("Metricom" or the "Company) and Vulcan Ventures Incorporated (the "Investor") propose to enter into a stock purchase agreement (the "Stock Purchase Agreement") substantially in accord with the term sheet (the "Term Sheet") that was furnished to us on October 10, 1997, whereby, among other things, the Investor will: (i) purchase 4,650,000 shares of common stock of Metricom (the "Common Stock") at $12.00 per share for an aggregate purchase price of $55,800,000 and (ii) if, on October 15, 1997, the Investor has the right to acquire fewer than 3,000,000 shares of Common Stock of the Company, then the number of shares to be purchased by the Investor from the Company will be increased by up to 1,354,167 shares at $12.00 per share (the "Consideration"). The proposed transaction (the "Proposed Transaction") is subject to the approval of the holders of a majority of the shares of Common Stock of the Company voting at a special meeting of stockholders to be called for such purpose, without counting the shares that are beneficially owned or controlled by the Investor. The terms and conditions of the Proposed Transaction are set forth in more detail in the Term Sheet.

     You have requested our opinion, as investment bankers, as to the fairness, from a financial point of view, to the Company of the Consideration to be paid to the Company in the Proposed Transaction.

     In conducting our analysis and arriving at our opinion as expressed herein, we have reviewed and analyzed, among other things, the following:

          (i) the Term Sheet dated October 10, 1997 and the terms of the Proposed Transaction as set forth therein;

          (ii) Metricom's Quarterly Reports on Form 10-Q for the quarters ended June 30, 1997 and March 31, 1997;

          (iii) Metricom's Annual Reports on Form 10-K for the fiscal years ended December 31, 1996, December 31, 1995 and December 31, 1994;

          (iv) certain financial and operating information regarding the business, operations and prospects of Metricom, including projections, provided to us by the management of the Company;

          (v) a comparison of the consideration to be paid in the Proposed Transaction with the historic trading prices for the Common Stock of the Company and with the premium paid in certain other selected transactions that we deemed relevant;

          (vi) the Schedule 13D filed by Vulcan Ventures Incorporated dated November 10, 1993 as amended through September 25, 1997;

          (vii) a comparison of the historical and projected financial results and financial condition of Metricom with those of other companies and businesses that we deemed relevant; and

          (viii) the financial terms of other selected transactions that we deemed relevant.

     We also considered certain stock market data of the Company and compared that data with similar data for other publicly held companies in businesses similar to the Company. In addition, in arriving at our opinion, we have held discussions with selected members of senior management of the Company concerning its business, operations, assets, financial condition and prospects. We also undertook such other studies, analyses and investigations as we deemed appropriate.

     In arriving at our opinion, we have not made, obtained or assumed any responsibility for any independent evaluation or appraisal of the properties, facilities, assets and liabilities (contingent or otherwise) of the Company. We have assumed and relied upon the accuracy and completeness of the financial and other information supplied to or otherwise used by us in arriving at our opinion and have not attempted independently to verify, or undertaken any obligation to verify, such information. We have further relied upon the assurances of the management of the Company that they were not aware of any facts that would make such information inaccurate or misleading. In addition, we have assumed that the projections provided to us by the Company represent the best currently available estimates and judgment of the Company's management as to the future financial conditions and results of operations of the Company, and have assumed that such projections have been reasonably prepared based on such currently available estimates and judgment. We have been advised by management that the projections provided to us by the Company reflect the current business plan of the Company, and that such business plan may be modified by the Company if the Proposed Transaction is consummated. Such business plan contemplates that the Company will consummate a $100,000,000 gross proceeds debt placement, and we have been advised by the Company that it currently does not intend to consummate such placement if the Company enters into the Stock Purchase Agreement. We assume no responsibility for and express no view as to such projections or the assumptions on which they are based. We have not taken into account the value, if any, of the Company's net operating loss carry-forward or of the impact of the Proposed Transaction thereon.

     Our opinion addresses the consideration to paid to the Company in the Proposed Transaction. We were not asked to, and did not, participate in any negotiations with the Investor with respect to the Proposed Transaction or advise management of the Company concerning the structuring or terms of the Proposed Transaction, nor did we evaluate potential alternative transactions.

     We have also taken into account our assessment of general economic, market and financial conditions and our experience in similar transactions, as well as our experience in securities valuation in general. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof. We do not express any view as to what the value of the Company's Common Stock will be upon completion of the Proposed Transaction, or the price at which the Common Stock will trade prior to or subsequent to the closing of the Proposed Transaction.

     As you are aware, we will receive a fee for rendering our opinion. The Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We have previously served as the lead placement agent in the Company's 144A offering of $45,000,000 of Convertible Subordinated Notes on August 20, 1996, for which we have received compensation and have acted as co-placement agent in connection with the proposed $100,000,000 gross proceeds debt placement referred to above. We also may in the future perform certain other financial advisory services for the Company for which we may receive a fee. In the ordinary course of our business, we may trade in the equity securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     This opinion is for the use and benefit of the Board of Directors of the Company in its consideration of the Proposed Transaction. This opinion does not constitute a recommendation of the Proposed Transaction over any other alternative transactions which may be available to the Company and does not address the underlying business decision of the Board of Directors of the Company to proceed with or effect the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Proposed Transaction. This opinion may be included in its entirety in any proxy statement with respect to the Proposed Transaction, but it may not be summarized, excerpted from or otherwise publicly referred to without our prior written consent.

     Based upon and subject to the foregoing, it is our opinion, as investment bankers, that, as of the date hereof, the Consideration to paid to the Company in the Proposed Transaction is fair, from a financial point of view, to the Company.

                                          Very truly yours,

                                          FURMAN SELZ LLC

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF METRICOM, INC.:

         We have audited the accompanying consolidated balance sheets of Metricom, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1995 and 1996 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Metricom, Inc. and subsidiaries as of December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.



/s/ ARTHUR ANDERSEN LLP

San Jose, California
January 22, 1997

                                 METRICOM, INC.
                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                    FOR THE SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON JANUARY 30, 1998

     The undersigned hereby appoints Robert P. Dilworth and Vanessa A. Wittman, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Metricom, Inc. (the "Company") that the undersigned may be entitled to vote at the Special Meeting of Stockholders of the Company to be held at 980 University Avenue, Los Gatos, California, on Friday, January 30, 1998 at 10:00 a.m., local time, and at any and all continuations, adjournments or postponements thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

     UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 2 AND FOR PROPOSALS 1 AND 3, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

PROPOSAL 1:    To approve the Common Stock Purchase Agreement, dated as of
               October 10, 1997 (the "Stock Purchase Agreement"), between the
               Company and Vulcan Ventures Incorporated, a Washington corporation ("Vulcan Ventures"), and the transactions contemplated thereby.

          [ ]  FOR     [ ] AGAINST     [ ] ABSTAIN

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.

PROPOSAL 2:    To elect one Class III director to hold office until the 1998
               Annual Meeting of Stockholders and until his successor is elected, two Class I directors to hold office until the 1999
               Annual Meeting of Stockholders and until their respective successors are elected and two Class II directors to hold office until the 2000 Annual Meeting of Stockholders and until their respective successors are elected.

          [ ]  FOR all nominees listed below       [ ]  WITHHOLD AUTHORITY
               (except as marked to the contrary        to vote for all nominees
               below).                                  listed below.

NOMINEES:      Class III:     Robert P. Dilworth
               Class I:       Robert S. Cline and Justin L. Jaschke
               Class II:      William D. Savoy and David E. Liddle

TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE(S), WRITE THE NAME(S) OF SUCH NOMINEE(S) BELOW.

------------------------------------------------------------------------------

------------------------------------------------------------------------------

        THE BOARD OF DIRECTORS RECOMMEND A VOTE FOR ALL OF THE NOMINEES
                           FOR DIRECTOR LISTED ABOVE.

(CONTINUED ON OTHER SIDE)

      (CONTINUED FROM OTHER SIDE)

PROPOSAL 3:    To approve the Company's Amended and Restated Certificate of
               Incorporation, which will be effective upon the closing of the sale of stock to Vulcan Ventures pursuant to the Stock Purchase
               Agreement.

      [ ] FOR           [ ] AGAINST          [ ] ABSTAIN

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 3.



DATED: ______________, 1998  ___________________________________________________

                             ___________________________________________________
                                                SIGNATURE(S)


                             Please sign exactly as your name appears on your stock certificate. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

PLEASE VOTE, SIGN, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.